Exhibit 99.1
EXECUTION COPY

AMENDED AND RESTATED
CREDIT AGREEMENT
dated as of
April 2, 2007
among
DEAN FOODS COMPANY
The Lenders Party Hereto
and
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Administrative Agent
BANK OF AMERICA, N.A.,
as Syndication Agent
WACHOVIA BANK, NATIONAL ASSOCIATION, BMO CAPITAL MARKETS
FINANCING, INC., BNP PARIBAS, CITIBANK, N.A., COBANK, ACB and
COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK
NEDERLAND” NEW YORK BRANCH,
as Co-Documentation Agents

J.P. MORGAN SECURITIES INC., BANC OF AMERICA SECURITIES LLC and
WACHOVIA CAPITAL MARKETS, LLC,
as Joint Lead Arrangers
J.P. MORGAN SECURITIES INC. and BANC OF AMERICA SECURITIES LLC,
as Joint Bookrunners

i

SCHEDULES:
Commitment Schedule
Schedule 2.06 — Existing Letters of Credit
Schedule 3.01 — Subsidiaries
Schedule 3.06 — Disclosed Matters
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.04 — Existing Investments
EXHIBITS:
Exhibit A — Form of Assignment and Assumption
Exhibit B — List of Closing Documents
Exhibit C — Form of Commitment and Acceptance
Exhibit D — Form of Compliance Certificate

     AMENDED AND RESTATED CREDIT AGREEMENT dated as of April 2, 2007 (as it may be amended or modified from time to time, this “Agreement”), among DEAN FOODS COMPANY, the Lenders party hereto, JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent, BANK OF AMERICA, N.A., as Syndication Agent and WACHOVIA BANK, NATIONAL ASSOCIATION, BMO CAPITAL MARKETS FINANCING, INC., BNP PARIBAS, CITIBANK, N.A., COBANK, ACB and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND” NEW YORK BRANCH, as Co-Documentation Agents.
     WHEREAS, the Borrower, certain financial institutions and Wachovia Bank, National Association in its capacity as administrative agent (the “Existing Administrative Agent”) are currently party to that certain Amended and Restated Credit Agreement dated as of August 13, 2004 (as amended, restated or otherwise modified prior to the date hereof, the “Existing Credit Agreement”).
     WHEREAS, the Borrower, the Lenders, the Existing Administrative Agent and the Administrative Agent now desire to amend and restate in its entirety the provisions of the Existing Credit Agreement to extend the maturity date and make certain other modifications and amendments, all as more particularly described herein.
     WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations and liabilities of the Borrower and the other credit parties outstanding thereunder, which shall be payable in accordance with the terms hereof.
     WHEREAS, it is also the intent of the Borrower and the Subsidiary Guarantors to confirm that all obligations under the “Credit Documents” (as referred to and defined in the Existing Credit Agreement) shall continue in full force and effect as modified and/or restated by the Loan Documents (as referred to and defined herein) and that, from and after the Effective Date, all references to the “Credit Agreement” contained in any such existing “Credit Documents” shall be deemed to refer to this Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree that the Existing Credit Agreement is hereby amended and restated as follows:
ARTICLE I
Definitions
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Adjusted LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
          “Administrative Agent” means JPMorgan Chase Bank, National Association, in its capacity as administrative agent for the Lenders hereunder.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, (a) no individual shall be an Affiliate solely by reason of his or her being a director, officer or employee of the Borrower or any of its Subsidiaries, and (b) none of the Restricted Subsidiaries of the Borrower shall be considered Affiliates. For purposes hereof, all Unrestricted Subsidiaries shall be considered Affiliates of the Borrower and its Restricted Subsidiaries.
          “Agents” means the Administrative Agent and the Syndication Agent.
          “Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.
          “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitment of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Exposures at that time) and (b) with respect to the Term Loans under a particular Class, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans under such Class and the denominator of which is the aggregate outstanding amount of the Term Loans under such Class of all Term Lenders under such Class.
          “Applicable Pledge Percentage” means 100% in the case of a pledge of Equity Interests of a Material Restricted Subsidiary which is a Domestic Subsidiary and 65% in the case of a pledge of Equity Interests of a Material Restricted Subsidiary which is a Foreign Subsidiary;

provided, that no Receivables Financing SPC shall be required to pledge its Equity Interest in any Person.
          “Applicable Pro Rata Rate” means, for any day, with respect to any ABR Loan or LIBOR Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “LIBOR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Borrower’s Leverage Ratio as of the most recent determination date; provided that until the delivery, pursuant to Section 5.01, of the Borrower’s consolidated financial information for the Borrower’s fiscal quarter ending on or about June 30, 2007, the “Applicable Pro Rata Rate” shall be the applicable rate per annum set forth below in Category 5:

	LIBOR	ABR	Commitment Fee
Leverage Ratio	Spread	Spread	Rate
Category 1	0.625%	0%	0.125%
≤ 4.0 to 1.0
Category 2	0.75%	0%	0.15%
> 4.0 to 1.0 but ≤4.5 to 1.0
Category 3	1.00%	0%	0.20%
> 4.5 to 1.0 but ≤ 5.0 to 1.0
Category 4	1.25%	0.25%	0.25%
> 5.0 to 1.0 but ≤5.5 to 1.0
Category 5	1.50%	0.50%	0.30%
> 5.5 to 1.0 but ≤6.0 to 1.0
Category 6	1.75%	0.75%	0.375%
> 6.0 to 1.0
          For purposes of the foregoing, (a) the Applicable Pro Rata Rate shall be determined as of the end of each fiscal quarter of the Borrower based upon the Borrower’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Pro Rata Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be in Category 6 at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.
“Applicable Tranche B Rate” means, for any day, with respect to any ABR Loan or LIBOR Loan, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread” or “LIBOR Spread”, as the case may be, based upon the Borrower’s

Leverage Ratio as of the most recent determination date; provided that until the delivery, pursuant to Section 5.01, of the Borrower’s consolidated financial information for the Borrower’s fiscal quarter ending on or about June 30, 2007, the “Applicable Tranche B Rate” shall be the applicable rate per annum set forth below in Category 2:

	LIBOR	ABR
Leverage Ratio	Spread	Spread
Category 1 ≤4.5 to 1.0	1.375%	0.375%
Category 2 > 4.5 to 1.0 but ≤5.75.0 to 1.0	1.50%	0.50%
Category 3	1.75%	0.75%
> 5.75 to 1.0
          For purposes of the foregoing, (a) the Applicable Tranche B Rate shall be determined as of the end of each fiscal quarter of the Borrower based upon the Borrower’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Tranche B Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be in Category 3 at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.
          “Approved Fund” has the meaning assigned to such term in Section 9.04.
          “Asset Sale” means any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower or any Material Restricted Subsidiary, other than (i) Excluded Dispositions and Specified Sales, (ii) sales, transfer or dispositions described in Section 6.05(b), (c) or (d) and (iii) any Equity Issuance.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
          “Attributed Principal Amount” means, on any day, with respect to any Permitted Receivables Financing entered into by any Loan Party, the aggregate amount (with respect to any such transaction, the “Invested Amount”) paid to, or borrowed by, such Person as of such date under such Permitted Receivables Financing, minus the aggregate amount received by the applicable Receivables Financier and applied to the reduction of the Invested Amount under such Permitted Receivables Financing.

          “Available Revolving Commitment” means, at any time, the Revolving Commitment then in effect minus the Revolving Exposure of all Revolving Lenders at such time; it being understood and agreed that any Lender’s Swingline Exposure shall not be deemed to be a component of the Revolving Exposure for purposes of calculating the commitment fee under Section 2.12(a).
          “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Commitments.
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrower” means Dean Foods Company, a Delaware corporation.
          “Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect, (b) a Term Loan made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect and (c) a Swingline Loan.
          “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.02.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Chicago are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.
          “Capital Lease” means any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.
          “Capital Lease Obligations” means the aggregate principal component of capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.
          “Captive Insurance Company” means any Subsidiary of the Borrower that is organized and subject to regulation as an insurance company, or the principal purpose of which is to procure insurance for the benefit of the Borrower and/or its Restricted Subsidiaries.
          “Change in Control” means (a) the acquisition of record or beneficial ownership by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity

Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Act of 1934.
          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
          “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche A Term Loans, Tranche B Term Loans or Swingline Loans, and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Tranche A Term Loan Commitment or Tranche B Term Loan Commitment.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” means any and all property owned, leased or operated by a Person, which property is covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Administrative Agent, on behalf of itself and the Holders of Secured Obligations, to secure the Secured Obligations, other than the Excluded Collateral.
          “Collateral Documents” means, collectively, the Security Agreement, the Mortgages and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by the Borrower or any of its Material Restricted Subsidiaries and delivered to the Administrative Agent.
          “Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment and Term Loan Commitment. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption or in the Commitment and Acceptance, as applicable, pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $4,800,000,000.
          “Commitment and Acceptance” has the meaning assigned to such term in Section 2.04.

          “Commitment Schedule” means the Schedule attached hereto identified as such.
          “Consolidated EBITDA” means, for any period, the sum of (i) Consolidated Net Income for such period, plus (ii) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (A) Consolidated Interest Expense, (B) total federal, state, local and foreign income, value added and similar taxes, (C) depreciation, amortization expense and other noncash expenses (except any such expense that requires accrual of a reserve for anticipated future cash payments for any period), (D) pro forma cost savings add-backs resulting from non-recurring charges related to acquisitions to the extent permitted hereunder, as permitted pursuant to Regulation S-X of the Securities Exchange Act of 1934 or as approved by the Administrative Agent, and (E) other adjustments to Consolidated EBITDA reasonably acceptable to the Administrative Agent. Except as otherwise provided herein, the applicable period shall be for the four (4) consecutive quarters ending as of the date of computation. Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any Permitted Acquisition, relevant sale or disposition or any designation or change of any of the Borrower’s Subsidiaries’ status as a Restricted Subsidiary or an Unrestricted Subsidiary effected during such period.
          “Consolidated Funded Indebtedness” means, at any date, the aggregate principal amount of all Funded Indebtedness of the Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.
          “Consolidated Interest Expense” means, for any period, all interest expense of the Borrower and its Restricted Subsidiaries, including the interest component under Capital Leases and the implied interest component under Permitted Receivables Financings, plus net amounts payable (or minus net amounts receivable) under Swap Agreements, minus interest income for such period, in each case as determined in accordance with GAAP. Except as otherwise provided herein, the applicable period shall be for the four (4) consecutive quarters ending as of the date of computation.
          “Consolidated Net Income” means, for any period, net income (excluding extraordinary items) after taxes for such period of the Borrower and its Restricted Subsidiaries on a consolidated basis, as determined in accordance with GAAP. Except as otherwise provided herein, the applicable period shall be for the four (4) consecutive quarters ending as of the date of computation.
          “Contingent Subordinated Obligation” means the contingent subordinated obligation described on Schedule 6.01.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
          “dollars” or “$” refers to lawful money of the United States of America.
          “Domestic Subsidiary” means any Subsidiary that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.
          “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, or the management, release or threatened release of any Hazardous Material.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
          “Equity Issuance” means any issuance by the Borrower or any of its Restricted Subsidiaries to any Person which is not the Borrower or a Subsidiary of (a) shares of its Equity Interests (excluding issuances of Equity Interests to directors, officers, consultants or other employees under any equity award program, employee stock purchase plan or other employee benefit plan in existence from time to time), (b) any shares of its Equity Interests pursuant to the exercise of options (excluding for purposes hereof the issuance of Equity Interests pursuant to the exercise of stock options held by directors, officers, consultants or other employees or former employees of the Loan Parties or personal representatives or heirs or beneficiaries of any of them) or warrants or (c) any shares of its Equity Interests pursuant to the conversion of any debt securities to equity.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
          “Event of Default” has the meaning assigned to such term in Article VII.
          “Excess Cash Flow” means, for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Working Capital for such fiscal year, and (iv) the aggregate net amount of non cash loss on the disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness (other than Indebtedness under any revolving credit facility) incurred in connection with such expenditures and any such expenditures financed with the proceeds of asset dispositions that have not yet been used to pay down the Loans), (iii) the aggregate amount of all regularly scheduled principal payments of Long-Term Debt (including the Term Loans) of the Borrower and Restricted Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), all to the extent such payments are not financed with the proceeds of Indebtedness (other than Indebtedness under any revolving credit facility) incurred by the Borrower or any Restricted Subsidiary, (iv) increases in Working Capital for such fiscal year, (v) the aggregate net amount of non-cash gain on the disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vi) any fees and expenses incurred in connection with the financing evidenced by this

Agreement, (vii) make-whole or prepayment premiums or penalties paid as a result of the prepayment of any Indebtedness and (viii) cash payments constituting the purchase price, earn-outs and similar obligations in respect of Permitted Acquisitions, all to the extent such payments are not financed with the proceeds of Indebtedness (other than Indebtedness under any revolving credit facility) incurred by the Borrower or any Restricted Subsidiary.
          “Excluded Collateral” means the collective reference to (a) the Equity Interests in, and any assets of, any Unrestricted Subsidiary, (b) all real property owned by Dean Holding Company and its direct or indirect subsidiaries (excluding any real property sold, disposed or otherwise transferred from a Loan Party which is not Dean Holding Company and its direct or indirect subsidiaries), (c) all Equity Interests in any direct or indirect subsidiary of Dean Holding Company which owns any real property, (d) all Equity Interests in excess of the Applicable Pledge Percentage in any Foreign Subsidiary that is a Pledge Subsidiary, (e) the Equity Interests owned by any Receivables Financing SPC, (f) any Equity Interests in any Foreign Subsidiary which is not a Pledge Subsidiary, and (g) all other real property not required by the Administrative Agent to be mortgaged pursuant to Section 5.10(b).
          “Excluded Disposition” means the sale, transfer, or other disposition of (a) any motor vehicles or other equipment no longer used or useful in the business of the Borrower or any of its Restricted Subsidiaries, (b) any inventory, materials and other assets in the ordinary course of business and on ordinary business terms, (c) Permitted Investments described in clause (a) of the definition thereof and (d) an Investment Tax Credit.
          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income (i) by the United States of America, (ii) by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (iii) otherwise as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax; (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Borrower is located; (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.20), any withholding Tax that would apply to or be imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.17(a); and (d) any United States withholding Tax that is imposed on amounts payable to any lender that is a United States person as defined in Section 7701(a)(30) of the Code that is attributable to such Lender’s failure to comply with Section 2.17(e).
          “Existing Administrative Agent” is defined in the recitals hereof.
          “Existing Credit Agreement” is defined in the recitals hereof.

          “Existing Letters of Credit” is defined in Section 2.06.
          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Financial Officer” means the chief executive officer, chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
          “First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Borrower and its Domestic Subsidiaries directly owns or controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.
          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located and any other Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.
          “Funded Indebtedness” means, with respect to any Person, without duplication, (a) all Indebtedness of such Person other than (i) Indebtedness of the types referred to in clauses (e), (g), (i) and (m) of the definition of “Indebtedness” and (ii) Indebtedness referred to in clause (j) of such definition except to the extent such Indebtedness consists of unpaid reimbursement obligations in respect of drawn amounts under letters of credit or bankers’ acceptance facilities, (b) all Funded Indebtedness of others of the type referred to in clause (a) above secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (c) all Guaranty Obligations of such Person with respect to Funded Indebtedness of the type referred to in clause (a) above of another Person and (d) Funded Indebtedness of the type referred to in clause (a) above of any partnership or unincorporated joint venture in which such Person is legally obligated or has a reasonable expectation of being liable with respect thereto. For purposes hereof, the definition of “Funded Indebtedness” shall exclude any Indebtedness under the Contingent Subordinated Obligation until such time as the Borrower is required to make a cash payment thereunder.
          “Funding Account” means the deposit account of the Borrower to which the Administrative Agent is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

          “GAAP” means generally accepted accounting principles in the United States of America.
          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase assets, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Holders of Secured Obligations” means the holders of the Secured Obligations from time to time and shall include (i) each Lender and each Issuing Bank in respect of its Loans and LC Exposure respectively, (ii) the Administrative Agent, the Issuing Banks and the Lenders in respect of all other present and future obligations and liabilities of the Borrower and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Lender and affiliate of such Lender in respect of Swap Agreements entered into with such Person by the the Borrower or any Subsidiary, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrower to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.
          “Indebtedness” of any Person means, without duplication, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of assets or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six (6) months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all obligations of such Person under Swap Agreements, (j) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Equity Interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, accounts receivable securitization program, off-balance sheet loan or similar off-balance sheet financing product, including without limitation, the outstanding Attributed Principal Amount under any Permitted Receivables Financing, and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.
          “Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.
          “Information Memorandum” means the Confidential Information Memorandum dated March 2007 relating to the Borrower and the Transactions.
          “Interest Coverage Ratio” means, the ratio, determined as of the end of each of fiscal quarter of the Borrower for the most-recently ended four fiscal quarters, of (a) Consolidated EBITDA to (b) Consolidated Interest Expense paid or payable in cash, all calculated for the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, for purposes of calculating the Interest Coverage Ratio of the Borrower and its Restricted Subsidiaries for the first three complete fiscal quarters to occur after the Effective Date, Consolidated Interest Expense in respect of the Indebtedness hereunder shall be determined by annualizing such interest expense such that for the first complete fiscal quarter to occur after the Effective Date such interest expense would be multiplied by four (4), the first two complete fiscal quarters would be multiplied by two (2) and the first three complete fiscal quarters would be multiplied by one and one-third (1 and 1/3), all in a manner reasonably satisfactory to the Administrative Agent.
          “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.
          “Interest Payment Date” means (a) with respect to any ABR Loan and any Swingline Loan, the last day of each March, June, September and December and (b) with respect to any LIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
          “Interest Period” means with respect to any LIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (and, to the extent available to all of the Lenders directly affected thereby, four, nine or twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Investment Tax Credit” means an investment tax credit to which the Borrower or any of its Restricted Subsidiaries may be entitled pursuant to the Puerto Rico Agricultural Tax Incentives Act of 1995.
          “Issuing Bank” means each of JPMorgan Chase Bank, National Association, Bank of America, N.A., and Wachovia Bank, National Association in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
          “LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
          “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
          “LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).
          “Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
          “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
          “Leverage Ratio” means, on any date, the ratio of (a) Consolidated Funded Indebtedness on such date, minus unrestricted cash in an aggregate amount not to exceed $100,000,000 to the extent held by the Borrower and the Restricted Subsidiaries on a consolidated basis on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).
          “LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such LIBOR Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
          “LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, the Subsidiary Guaranty, and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan

Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
          “Loan Parties” means the Borrower and the Subsidiary Guarantors.
          “Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans.
          “Long-Term Debt” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.
          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Borrower and the Subsidiaries taken as a whole or (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent, the Issuing Banks or the Lenders thereunder.
          “Material Indebtedness” means (i) the Contingent Subordinated Obligation and (ii) Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “obligations” of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
          “Material Restricted Subsidiary” means (i) each Restricted Subsidiary that is a guarantor of any Indebtedness under the Senior Notes or any other secured or unsecured notes issued by the Borrower or any other Restricted Subsidiary and (ii) any other Restricted Subsidiary (other than a Receivables Financing SPC) with assets of $500,000 or more; provided, however, if the aggregate assets of Restricted Subsidiaries (other than Receivables Financing SPCs) that are not Material Restricted Subsidiaries at any time exceeds $10,000,000, the Borrower shall designate one or more of such Restricted Subsidiaries as Material Restricted Subsidiaries such that, after giving effect to such designations, the aggregate assets of Restricted Subsidiaries (other than Receivables Financing SPCs) that are not Material Restricted Subsidiaries shall be less than $10,000,000.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Mortgage” means each mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Holders of Secured Obligations, on real property owned or leased by a Loan Party to the extent not constituting Excluded Collateral, including any amendment, restatement, modification or supplement thereto.

          “Mortgage Instruments” means such title reports, title insurance, opinions of counsel and surveys as are requested by, and in form and substance reasonably acceptable to, the Administrative Agent from time to time.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Cash Proceeds” means, with respect to any Asset Sale, (a) the cash proceeds received in respect of such Asset Sale including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, net of (b) the sum of (i) all fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such Asset Sale, (ii) the amount of all payments required to be made as a result of such Asset Sale to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such Asset Sale and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such Asset Sale occurred or the next succeeding year and that are directly attributable to such Asset Sale (as determined reasonably and in good faith by a Financial Officer).
          “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the Issuing Banks or to any Issuing Bank or any indemnified party arising under the Loan Documents.
          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Participant” has the meaning set forth in Section 9.04.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Permitted Acquisition” means an acquisition by the Borrower or any of its Restricted Subsidiaries which (i) is an acquisition of a Person or assets of a Person in a line of business permitted by Section 6.03(b), (ii) is in an amount not greater than $500,000,000 in total cash consideration (after deducting cash on the balance sheet of the Person acquired or included in the assets being acquired) for any single acquisition; provided, however, the total cash consideration (after deducting cash on the balance sheet of the Person acquired or included in the assets being acquired) for any single acquisition may exceed $500,000,000 with the consent of the Required Lenders, (iii) is approved by the Board of Directors (or similar governing body) or the requisite shareholders (or other equityholders) of the Person being acquired or Person transferring the assets being acquired, (iv) if an acquisition of Equity Interests of a Person, at least fifty-one percent (51%) of all issued and outstanding Equity Interests of such Person is acquired, and (v) after giving effect to such acquisition on a Pro Forma Basis, the Borrower and its Restricted Subsidiaries are in compliance with each of the financial covenants set forth in Section 6.11.
          “Permitted Encumbrances” means:
     (a) Liens imposed by law for taxes that are not yet delinquent or are being contested in compliance with Section 5.04;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
     (c) pledges and deposits under workers’ compensation, unemployment insurance and other social security laws or regulations;
     (d) deposits or pledges to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
     (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
     (f) easements, zoning restrictions, licenses, title restrictions, rights-of-way and similar encumbrances on real property imposed by law or incurred or granted by the Borrower or any Subsidiary in the ordinary course of business that do not secure any material monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and
     (g) minor imperfections in title that do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Borrower or any Subsidiary.
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
     “Permitted Investments” means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

     (b) investments in (1) commercial paper and variable or fixed rate notes issued by (A) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (B) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”) (or by the parent company thereof) or (2) any commercial paper or variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s, and in each case maturing within 270 days from the date of acquisition thereof;
     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any Approved Bank;
     (d) repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above;
     (e) auction preferred stock rated in the highest short-term credit rating category by S&P or Moody’s with a maximum maturity of one year, for which the reset date will be used to determine the maturity date; and
     (f) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
          “Permitted Receivables Financing” means any one or more receivables financings in which (a) any Loan Party or any Restricted Subsidiary (i) sells (as determined in accordance with GAAP) any accounts (as defined in the Uniform Commercial Code as in effect in the State of New York), payment intangibles (as defined in the Uniform Commercial Code as in effect in the State of New York), notes receivable, rights to future lease payments or residuals (collectively, together with certain property relating thereto and the right to collections thereon, being the “Transferred Assets”) to any Person that is not a Subsidiary or Affiliate of the Borrower (with respect to any such transaction, the “Receivables Financier”), (ii) borrows from such Receivables Financier and secures such borrowings by a pledge of such Transferred Assets and/or (iii) otherwise finances its acquisition of such Transferred Assets and, in connection therewith, conveys an interest in such Transferred Assets to the Receivables Financier or (b) any Loan Party or any Restricted Subsidiary sells, conveys or otherwise contributes any Transferred Assets to a Receivables Financing SPC, which Receivables Financing SPC then (i) sells (as determined in accordance with GAAP) any such Transferred Assets (or an interest therein) to any Receivables Financier, (ii) borrows from such Receivables Financier and secures such borrowings by a pledge of such Transferred Assets or (iii) otherwise finances its acquisition of such Transferred Assets and, in connection therewith, conveys an interest in such Transferred Assets to the Receivables Financier; provided that (A) the aggregate Attributed Principal Amount for all such financings shall not at any time exceed $600,000,000 and (B) such financings shall not involve any recourse to any Loan Party or any Restricted Subsidiary for any reason other than (x) repurchases of non-eligible assets or (y) indemnifications for losses other than credit losses related to the Transferred Assets.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Pledge Subsidiary” means (i) each Domestic Subsidiary which is a Restricted Subsidiary, (ii) each First Tier Foreign Subsidiary which is a Material Restricted Subsidiary and (iii) each Domestic Subsidiary which is a Receivables Financing SPC, but, in the case of the foregoing clauses (i) and (iii), excluding any Equity Interests owned by a Receivables Financing SPC.
          “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, National Association as its prime rate at its principal office; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Pro Forma Basis” means, with respect to any Permitted Acquisition or sale or disposition of a Restricted Subsidiary or assets or operations constituting a business group or division of the Borrower or a Restricted Subsidiary or any Restricted Payment made pursuant to Section 6.07 or any designation or change of any of the Borrower’s Subsidiaries’ status as a Restricted Subsidiary or an Unrestricted Subsidiary, that such Permitted Acquisition, sale or disposition or Restricted Payment or designation or change shall be deemed to have occurred or been made, as applicable, as of the first day of the four (4) fiscal-quarter period ending as of the most recent fiscal quarter end preceding the date of such Permitted Acquisition, sale or disposition, Restricted Payment or designation or change.
          “Pro Rata Facilities” means the Revolving Commitments, the Revolving Loans and the Tranche A Term Loans.
          “Receivables Financier” shall have the meaning set forth in the definition of Permitted Receivables Financing.
          “Receivables Financing SPC” means, in respect of any Permitted Receivables Financing, any Subsidiary or Affiliate of the Borrower to which any Loan Party sells, contributes or otherwise conveys Transferred Assets in connection with such Permitted Receivables Financing and each general partner of any such Subsidiary or Affiliate.
          “Receivables Purchase Agreement” means the Fifth Amended and Restated Receivables Purchase Agreement, dated as of April 2, 2007 among Dairy Group Receivables, L.P., Dairy Group Receivables II, L.P., WhiteWave Receivables, L.P., the servicers, the companies, and the financial institutions party thereto and JPMorgan Chase Bank, N.A. (successor by merger to Bank One, NA (Main Office Chicago)), as agent.
          “Recovery Event” means the receipt by the Borrower or any of its Restricted Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.
          “Register” has the meaning set forth in Section 9.04.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Required Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time. The “Required Lenders” of a particular Class of Loans means Lenders having Revolving Credit Exposures, outstanding Tranche A Term Loans, outstanding Tranche B Term Loans and unused Commitments of such Class, as applicable, representing more than 50% of the total Revolving Credit Exposures, outstanding Tranche A Term Loans, outstanding Tranche B Term Loans and unused Commitments of such Class, as applicable, at such time.
          “Required Pro Rata Lenders” means, at any time, Lenders having Credit Exposure (excluding the Tranche B Term Loans and any similar incremental term loans or commitments under Section 2.04) and unused Revolving Commitments representing more than 50% of the sum of the total Credit Exposure (excluding Tranche B Term Loans, any similar incremental term loans or commitments under Section 2.04) and unused Revolving Commitments at such time.
          “Requirement of Law” means, as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.
          “Restricted Subsidiaries” means the Subsidiaries of the Borrower other than the Unrestricted Subsidiaries.
          “Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.04 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $1,500,000,000.
          “Revolving Credit Maturity Date” means April 2, 2012 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.
          “Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.
          “Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.
          “Revolving Loan” means a Loan made pursuant to Section 2.01(a).
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
          “Secured Obligations” means all Obligations, together with all Swap Obligations owing to one or more Lenders or their respective Affiliates.
          “Security Agreement” means that certain Amended and Restated Pledge and Security Agreement (including any and all supplements thereto), dated as of the date hereof, between the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Holders of Secured Obligations, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.
          “Senior Notes” means (i) those certain Senior Debt Securities issued pursuant to the terms of the Indenture dated as of January 15, 1998 by and between Dean Holding Company and The Bank of New York, as trustee, and issued pursuant to the Indenture dated as of January 15, 1995 by and between Dean Holding Company and Bank of America Illinois, as trustee, in an aggregate principal amount of $700,000,000 and (ii) those certain 7% Senior Notes due 2016 issued pursuant to the terms of the Indenture dated as of May 15, 2006 by and between the Borrower, the guarantors listed therein and The Bank of New York Trust Company, as trustee, in an aggregate principal amount of $500,000,000.
          “Solvent” means, in reference to the Loan Parties, that the fair value of all assets of the Loan Parties (taken as a whole), measured on a going concern basis, exceeds all probable liabilities of the Loan Parties (taken as a whole), including those to be incurred pursuant to this Agreement.
          “Specified Sales” means (a) the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business, (b) the sale, transfer, lease or other disposition of obsolete or worn-out property or assets in the ordinary course of business, (c) the sale, transfer or other disposition of cash or Permitted Investments, and (d) the sale, transfer or other disposition of Equity Interests of Unrestricted Subsidiaries.
          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Subordinated Indebtedness” of the Borrower or any Subsidiary means any Indebtedness of such Person the payment and priority of which is subordinated to payment of the Secured Obligations, with customary payment blockage and other provisions, having a maturity no earlier than the date which is one (1) year after the later of (a) the Revolving Credit Maturity Date and (b) the Tranche B Maturity Date and the terms and conditions of which are otherwise reasonably satisfactory to, the Administrative Agent.
          “Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness.
          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary” means any subsidiary of the Borrower.
          “Subsidiary Guarantor” means each Material Restricted Subsidiary that becomes a party to a Subsidiary Guaranty (including pursuant to a joinder or supplement thereto); provided, that notwithstanding any other provision of this Agreement, no Foreign Subsidiary shall be a Subsidiary Guarantor or shall otherwise be required to guarantee or pledge its assets in support of any obligations hereunder.
          “Subsidiary Guaranty” means that certain Amended and Restated Guaranty dated as of the Effective Date (including any and all supplements thereto) and executed by each Subsidiary Guarantor, and any other guaranty agreements as are requested by the Administrative Agent and its counsel, in each case as amended, restated, supplemented or otherwise modified from time to time.
          “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (other than in respect of Equity Interests of the Borrower), in each case entered into to hedge or mitigate risks to which the Borrower or any Subsidiary reasonably believes it has actual exposure or entered into in order to effectively cap, collar or exchange interest rates; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
          “Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements (including any “Hedging Agreements” (as defined in the Existing Credit Agreement)) permitted hereunder (to the extent the provider of such Swap Agreement is a Lender or was a Lender (or an Affiliate of any such Lender) at the time such Swap Agreement is entered into), and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.
          “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
          “Swingline Lender” means JPMorgan Chase Bank, National Association, in its capacity as lender of Swingline Loans hereunder.
          “Swingline Loan” means a Loan made pursuant to Section 2.05.
          “Syndication Agent” means Bank of America, N.A., in its capacity as syndication agent for the Lenders hereunder, and its successors and assigns in such capacity.
          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings in the nature of a tax imposed by any Governmental Authority.
          “Term Lenders” means, as of any date of determination, Lenders having a Term Loan Commitment.

          “Term Loan Commitment” means a Tranche A Term Loan Commitment and/or a Tranche B Term Loan Commitment.
          “Term Loans” means the Tranche A Term Loans, Tranche B Term Loans or incremental term loans extended by one or more of the Term Lenders to the Borrower pursuant to Section 2.01(b) or Section 2.04 hereof.
          “Tranche A Term Loan” means a Loan made pursuant to Section 2.01(b).
          “Tranche A Term Loan Commitment” means (a) as to any Term Lender, the aggregate commitment of such Term Lender to make Tranche A Term Loans as set forth in the Commitment Schedule or in the most recent Assignment and Assumption executed by such Term Lender and (b) as to all Term Lenders, the aggregate commitment of all Term Lenders to make Tranche A Term Loans, which aggregate commitment shall be $1,500,000,000 on the date of this Agreement. After advancing the Tranche A Term Loan, each reference to a Term Lender’s Tranche A Term Loan Commitment shall refer to that Term Lender’s Applicable Percentage of the Tranche A Term Loans.
          “Tranche B Term Loan” means a Loan made pursuant to Section 2.01(c).
          “Tranche B Term Loan Commitment” means (a) as to any Term Lender, the aggregate commitment of such Term Lender to make Tranche B Term Loans as set forth in the Commitment Schedule or in the most recent Assignment and Assumption executed by such Term Lender and (b) as to all Term Lenders, the aggregate commitment of all Term Lenders to make Tranche B Term Loans, which aggregate commitment shall be $1,800,000,000 on the date of this Agreement. After advancing the Tranche B Term Loan, each reference to a Term Lender’s Tranche B Term Loan Commitment shall refer to that Term Lender’s Applicable Percentage of the Tranche B Term Loans.
          “Tranche B Maturity Date” means April 2, 2014.
          “Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
          “Transferred Assets” shall have the meaning set forth in the definition of Permitted Receivables Financing.
          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
          “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
          “Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured

Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.
          “Unrestricted Subsidiaries” means (a) Regan LLC, Reeves Street LLC, Colorado ES LLC, Curan LLC, Neptune Colorado, LLC, Importadora y Distribuidora Dean Foods, S.A. de C.V., Tenedora Dean Foods Internacional, S.A. de C.V., Dairy Information Systems, LLC, Dairy Information Systems Holdings, LLC, Dean Foods Foundation, Dean Foods Germany GmbH & Co. K.G., Dean International Holding Company, Dean Puerto Rico Holdings, LLC, Elgin Blenders, Incorporated, International Dairy Holdings, LLC, Carnival Ice Cream, N.V. and Old G & Co, Inc., (b) Franklin Holdings, Inc., and its Subsidiaries (including Dixie Holding, Inc., and Franklin Plastics, Inc.), (c) each Captive Insurance Company and (d) any other Subsidiary of the Borrower designated by the Borrower as such in writing in accordance with Section 5.10(e); it being understood and agreed that (i) the term “Unrestricted Subsidiary” shall include all Subsidiaries of any such designated Subsidiary, and (ii) any Unrestricted Subsidiary may subsequently be designated by the Borrower as a Restricted Subsidiary subject to the terms of Section 5.10(e).
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          “Working Capital” means, at any date, the excess of current assets (other than cash and Permitted Investments) of the Borrower and its Restricted Subsidiaries on such date over current liabilities (other than Revolving Loans and the current portion of any Funded Indebtedness) of the Borrower and its Restricted Subsidiaries on such date, all determined on a consolidated basis in accordance with GAAP.
          SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “LIBOR Revolving Borrowing”).
          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
          SECTION 1.05. Amendment and Restatement of Existing Credit Agreement. The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 4.01, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. All Loans made and Obligations incurred under the Existing Credit Agreement which are outstanding on the Effective Date shall continue as Loans and Obligations under (and shall be governed by the terms of) this Agreement and the other Loan Documents. Without limiting the foregoing, upon the effectiveness hereof: (a) all references in the “Credit Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent”, the “Credit Agreement” and the “Credit Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents, (b) Existing Letters of Credit which remain outstanding on the Effective Date shall continue as Letters of Credit under (and shall be governed by the terms of) this Agreement, (c) all obligations constituting “Obligations” and/or “Credit Party Obligations” with any Lender or any Affiliate of any Lender which are outstanding on the Effective Date shall continue as Obligations or Swap Obligations, as applicable, under this Agreement and the other Loan Documents, (d) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit and loan exposure under the Existing Credit Agreement as are necessary in order that each such Lender’s Revolving Credit Exposure and outstanding Term Loans hereunder reflects such Lender’s Applicable Percentage of the outstanding aggregate Revolving Credit Exposures and Term Loans on the Effective Date, (e) as contemplated by Section 2.23 of the Existing Credit Agreement, the Existing Loans (as defined in Section 2.01) of each “Replaced Lender” (as defined in the Existing Credit Agreement) shall be repaid in full (accompanied by any accrued and unpaid interest and fees thereon), each Replaced Lender’s “Commitment” under the Existing Credit Agreement shall be terminated and each Replaced Lender shall not be a Lender hereunder, (f) the Borrower hereby agrees to compensate each Lender (including each Replaced Lender) for any and all losses, costs and expenses incurred by such Lender in connection with the sale and assignment of any LIBOR Loans (including the “LIBOR Rate Loans” under the Existing Credit Agreement) and such reallocation described above, in each case on the terms and in the manner set forth in Section 2.16 hereof and (g) the Existing Administrative Agent agrees to execute and deliver all agreements, instruments and documents required to facilitate and implement the transactions contemplated by this Section.
ARTICLE II
The Credits
          SECTION 2.01. Commitments. Prior to the Effective Date, certain revolving loans and term loans were previously made to the Borrower under the Existing Credit Agreement which remain outstanding as of the date of this Agreement (such outstanding loans being hereinafter referred to as the “Existing Loans”). Subject to the terms and conditions set forth in this Agreement, the Borrower and each of the Lenders agree that on the Effective Date but subject to the satisfaction of the conditions precedent set forth in Section 4.01 and the reallocation and other transactions described in Section 1.05, the Existing Loans shall be reevidenced as Revolving Loans and Term Loans, as applicable, under this Agreement and the terms of the Existing Loans shall be restated in their entirety and shall be evidenced by this Agreement. Subject to the terms and conditions set forth herein, (a) each Revolving Lender agrees to make Revolving Loans in dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the total Revolving Exposures exceeding the sum of the total Revolving Commitments, (b) each Term Lender with a Tranche A Term Loan Commitment agrees to make a Tranche A Term Loan in dollars to the Borrower on the Effective Date, in an amount equal to such Lender’s Tranche A Term Loan Commitment by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent and (c) each Term Lender with a Tranche B Term Loan Commitment agrees to make a Tranche B Term Loan in dollars to the Borrower on the Effective Date, in an amount equal to such Lender’s Tranche B Term Loan Commitment by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts prepaid or repaid in respect of Term Loans may not be reborrowed.
          SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05. The Term Loans shall amortize as set forth in Section 2.10.
          (b) Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or LIBOR Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan or shall bear interest at an alternate rate agreed upon by the Borrower and the Swingline Lender. Each Lender at its option may make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
          (c) At the commencement of each Interest Period for any LIBOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $100,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of sixteen (16) LIBOR Borrowings outstanding.
          (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested (i) with respect to a Revolving Borrowing or a Tranche A Term Loan Borrowing would end after the Revolving Credit Maturity Date or (ii) with respect to a Tranche B Term Loan Borrowing would end after the Tranche B Maturity Date.
          SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand or telecopy) in a form approved by the Administrative Agent and signed by the Borrower or by telephone (a) in the case of a LIBOR Borrowing, not later than 12:30 p.m., Chicago time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:30 p.m., Chicago time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 8:00 a.m., Chicago time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:
(i) the aggregate amount of the requested Borrowing;
(ii) the date of such Borrowing, which shall be a Business Day;
(iii) whether such Borrowing is to be an ABR Borrowing or a LIBOR Borrowing; and
(iv) in the case of a LIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested LIBOR Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
          SECTION 2.04. Increase of Commitments. At any time, but not more than four (4) times during the term of this Agreement, the Borrower may request that the aggregate of the Commitments (the “Aggregate Commitment”) be increased by increasing the Revolving Commitments and/or obtaining incremental Term Loans hereunder; provided that (i) the aggregate amount of such increases shall not exceed $500,000,000 during the term of this Agreement and (ii) such request shall be in a minimum amount of $50,000,000. Any such incremental Term Loans (A) shall rank pari passu in right of payment and of security with the Revolving Loans and all other Term Loans, (B) shall not mature earlier than the Tranche B Maturity Date (but may, subject to the next succeeding clause (C), have amortization prior to such date), (C) shall not have a weighted average life that is shorter than the then-remaining weighted average life of the Tranche B Term Loans and (D) except as set forth above, shall be treated substantially the same as (and in any event no more favorably than) the Tranche B Term Loans (in each case, including with respect to mandatory and voluntary prepayments); provided that (1) the terms and conditions applicable to such incremental Term Loans maturing after the Tranche B Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Tranche B Maturity Date and (2) such incremental Term Loans may be priced differently than the Tranche B Term Loans. Such request shall be made in a written notice given to the Administrative Agent and the Lenders by the Borrower not less than ten (10) Business Days prior to the proposed effective date of such increase, which notice (a “Commitment Increase Notice”) shall specify the amount of the proposed increase in the Aggregate Commitment, whether such increase is to be allocated to the Revolving Commitments and/or incremental Term Loans and the proposed effective date of such increase. The Borrower may notify the Administrative Agent of any financial institution that shall have agreed to become a “Revolving Lender” party hereto (a “Proposed New Lender”) in connection with the Commitment Increase Notice and any Proposed New Lender shall be consented to by the Administrative Agent (which consent shall not be unreasonably withheld or delayed). The Administrative Agent shall notify the Borrower and the Lenders on or before the Business Day immediately prior to the proposed effective date of the amount of each Lender’s and Proposed New Lender’s Revolving Commitment and/or incremental Term Loan commitment (collectively, the “Effective Commitment Amount”) and the amount of the Aggregate Commitment, which amount shall be effective on the following Business Day. Any increase in the Aggregate Commitment shall be subject to the following conditions precedent: (A) as of the date of the Commitment Increase Notice no event shall have occurred and then be continuing which constitutes a Default or Event of Default and the Borrower and its Subsidiaries shall be in compliance, calculated on a pro forma basis reasonably acceptable to the Administrative Agent, with the covenants contained in Section 6.11, (B) the Borrower, the Administrative Agent and each Proposed New Lender or Lender that shall have agreed to provide a “Revolving Commitment” or incremental Term Loans in support of such increase in the Aggregate Commitment shall have executed and delivered a “Commitment and Acceptance” substantially in the form of Exhibit C, (C) counsel for the Borrower shall have provided to the Administrative Agent supplemental opinions in form and substance reasonably satisfactory to the Administrative Agent, (D) the Borrower and each Proposed New Lender shall otherwise have executed and delivered such other instruments and documents that the Administrative Agent shall have reasonably requested in connection with such increase and (E) the Administrative Agent shall have administered any relevant reallocation of the Credit Exposures on the effective date of such increase ratably among the relevant Lenders (including new Lenders) after giving effect to such increase. The Borrower hereby agrees to compensate each Lender for all losses, expenses and liabilities incurred by such Lender in connection with the sale and assignment of any LIBOR Loan hereunder on the terms and in the manner as set forth in Section 2.16 hereof. Upon satisfaction of the conditions precedent to any increase in the Aggregate Commitment, the Administrative Agent shall promptly advise the Borrower and each Lender of the effective date of such increase. Upon the effective date of any increase in the Aggregate Commitment that is supported by a Proposed New Lender, such Proposed New Lender shall be a party to this Agreement as a Lender and shall have the rights and obligations of a Lender hereunder. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment or provide incremental Term Loans at any time.
          SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in dollars to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $150,000,000 or (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 3:00 p.m., Chicago time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan and whether such Swingline Loan shall be an ABR Loan or shall bear interest at an alternate rate agreed upon by the Borrower and the Swingline Lender. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the Funding Account (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the relevant Issuing Bank) on the requested date of such Swingline Loan.
          (b) The Swingline Lender may by written notice given to the Administrative Agent not later than 8:00 a.m., Chicago time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable

Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
          (c) Upon the making of a Swingline Loan (whether before or after the occurrence of a Default), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Applicable Percentage of the Revolving Commitment. The Swingline Lender may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Swingline Loan purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.
          SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in dollars for its own account or for the account of any Subsidiary, in a form reasonably acceptable to the Administrative Agent and the relevant Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the relevant Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The letters of credit identified on Schedule 2.06 (the “Existing Letters of Credit”) shall be deemed to be “Letters of Credit” issued on the Effective Date for all purposes of the Loan Documents.

          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to an Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by such Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $350,000,000 and (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments.
          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit or such later date as may be agreed to by the relevant Issuing Bank (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Credit Maturity Date.
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Revolving Lenders, each Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 10:00 a.m., Chicago time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 8:00 a.m., Chicago time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 10:00 a.m., Chicago time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 8:00 a.m., Chicago time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
          (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant

Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.
          (h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
          (i) Replacement of any Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
          (j) Cash Collateralization. If the maturity of the Loans has been accelerated in accordance with Article VII, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the relevant Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all such Events of Defaults have been cured or waived.
          (k) Reports by Issuing Banks to the Administrative Agent. On the Business Day following the end of each calendar quarter, each Issuing Bank shall furnish to the Administrative Agent a report setting forth (i) the issuance and expiration dates, and the face amount, of each Letter of Credit issued by such Issuing Bank during the most recently completed calendar quarter, (ii) the aggregate undrawn amount of all Letters of Credit issued by such Issuing Bank that are outstanding as of such date and (iii) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not been reimbursed by or on behalf of the Borrower prior to such date.
          SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Term Loans shall be made as provided in Section

2.01(b) and Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank.
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
          SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
          (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to elect an Interest Period for LIBOR Loans that does not comply with Section 2.02(d).
          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a LIBOR Borrowing; and
     (iv) if the resulting Borrowing is a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a LIBOR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBOR Borrowing and (ii) unless repaid, each LIBOR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
          SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Term Loan Commitments shall terminate at 4:00 p.m., Chicago time, on the Effective Date and (ii) all other Commitments shall terminate on the Revolving Credit Maturity Date.
          (b) The Borrower may at any time terminate the Revolving Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent) equal to the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

          (c) The Borrower may from time to time reduce the Revolving Commitments; provided that each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.
          (d) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
          SECTION 2.10. Repayment and Amortization of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on or before the fifth (5th) Business Day after the date on which such Swingline Loan is made or such later date to which the Swingline Lender and the Borrower agree and, in any event, on the Revolving Credit Maturity Date. The Borrower shall repay the Tranche A Term Loans on each date set forth below in the aggregate principal amount set forth opposite such date (as adjusted from time to time pursuant to Section 2.11(e)):

Date	Amount
June 30, 2009	$56,250,000
September 30, 2009	$56,250,000
December 31, 2009	$56,250,000
March 31, 2010	$56,250,000
June 30, 2010	$56,250,000
September 30, 2010	$56,250,000
December 31, 2010	$56,250,000
March 31, 2011	$56,250,000
June 30, 2011	$262,500,000
September 30, 2011	$262,500,000
December 31, 2011	$262,500,000
Revolving Credit Maturity Date	$262,500,000
To the extent not previously paid, all unpaid Tranche A Term Loans shall be paid in full in cash by the Borrower on the Revolving Credit Maturity Date. In addition, the Borrower shall repay the Tranche B Term Loans on the last day of each calendar quarter (commencing with the calendar quarter ending on or about June 30, 2007) in an aggregate principal amount equal to

$4,500,000 (as adjusted from time to time pursuant to Section 2.11(e)). To the extent not previously paid, all unpaid Tranche B Term Loans shall be paid in full in cash by the Borrower on the Tranche B Maturity Date.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
          (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
          SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without premium or penalty but subject to breakfunding payments pursuant to Section 2.16, subject to prior notice in accordance with paragraph (e) of this Section. Prepayments of any Class of Term Loans under this Section 2.11(a) shall be applied ratably to the remaining principal installments thereof.
          (b) (i) Promptly following any Asset Sale or series of Asset Sales which cumulatively aggregate in excess of $250,000,000 in any fiscal year, the Borrower shall prepay the Obligations in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds derived from all such Asset Sales (such prepayment to be applied as set forth in clause (d) below); provided, however, that such Net Cash Proceeds shall not be required to be so applied to the extent (1) the Borrower delivers to the Administrative Agent a certificate stating that it intends to use such Net Cash Proceeds to acquire fixed or capital assets in replacement of the disposed assets, (2) such acquisition is committed to within one hundred eighty (180) days of receipt of the Net Cash Proceeds and (3) such acquisition is consummated within two hundred seventy (270) days of receipt of such Net Cash Proceeds, it being expressly agreed that any Net Cash Proceeds not so reinvested shall be applied to repay the Loans immediately thereafter and (ii) to the extent of cash proceeds received in connection with a Recovery Event which are in excess of $10,000,000 in the aggregate and which are not applied to repair, replace or relocate damaged property or to purchase or acquire fixed or capital assets in replacement of the assets lost or destroyed within two hundred seventy (270) days (or three hundred sixty (360) days, in the case of improvements to real property) of the receipt of such cash proceeds, the Borrower shall prepay the Obligations in an aggregate amount equal to one hundred percent (100%) of such cash proceeds net of all third-party costs incurred to obtain such cash proceeds (such prepayment to be applied as set forth in clause (d) below).
          (c) The Borrower shall prepay the Obligations on the date that is ten days after the earlier of (i) the date on which Borrower’s annual audited financial statements for the fiscal year ending on or about December 31 of each year (commencing with December 31, 2007) covering the period of four consecutive fiscal quarters then ended are delivered pursuant to Section 5.01 or (ii) the date on which such annual audited financial statements were required to be delivered pursuant to Section 5.01, in an amount equal to (1) the ECF Percentage of the Borrower’s Excess Cash Flow for such period of four consecutive fiscal quarters minus (2) the aggregate amount of all prepayments of Revolving Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such fiscal year. As used herein, “ECF Percentage” means (x) fifty percent (50%) if the Leverage Ratio as of the last day of such period was greater than or equal to 5.50 to 1.00, (y) twenty-five percent (25%) if the Leverage Ratio as of the last day of such period was greater than or equal to 5.25 to 1.00 but less than 5.50 to 1.00 and (z) zero percent (0%) if the Leverage Ratio as of the last day of such period was less than 5.25 to 1.00, in each case as set forth in paragraph (d) below. Each Excess Cash Flow prepayment shall be accompanied by a certificate signed by a Financial Officer certifying the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form and substance satisfactory to Administrative Agent.
          (d) All such amounts pursuant to Section 2.11(b) and (c) shall be applied, first to ratably prepay the Term Loans (to be applied ratably to the remaining principal installments of the Term Loans) and second to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Revolving Commitment and to cash collateralize outstanding LC Exposure. Within the parameters of the applications set forth above, prepayments shall be applied first to ABR Loans and then to LIBOR Loans in direct order of Interest Period maturities. Notwithstanding the foregoing, so long as no Event of Default has occurred and is then continuing and at the Borrower’s option, the Administrative Agent shall hold in escrow for the benefit of the Lenders all amounts required to be prepaid pursuant to such Sections and applied to LIBOR Loans and shall release such amounts upon the expiration of the Interest Periods applicable to any such LIBOR Loans being prepaid; provided, however, that upon the occurrence and during the continuance of an Event of Default, such escrowed amounts may be applied to LIBOR Loans without regard to the expiration of any Interest Period and the Borrower shall make all payments under Section 2.16 resulting therefrom.
          (e) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a LIBOR Borrowing, not later than 12:30 p.m., Chicago time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:30 p.m., Chicago time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:30 p.m., Chicago time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing, and each prepayment of a Term Loan Borrowing shall be applied in accordance with the terms hereof, in each case any such prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) breakfunding payments pursuant to Section 2.16.
          SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Pro Rata Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Lenders’ Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears within 15 days after the last day of each March, June, September and December and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Pro Rata Rate used to determine the interest rate applicable to LIBOR Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the applicable Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% (or such other percentage as is agreed upon by the relevant Issuing Bank and the Borrower) per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to (A) unreimbursed LC Disbursements and (B) Existing Letters of Credit) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each March, June, September and December shall be payable within 15 days following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) The Borrower agrees to pay to the Administrative Agent for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the relevant Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
          SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan which is to bear interest with reference to the Alternate Base Rate) shall bear interest at the Alternate Base Rate plus (i) in the case of Revolving Loans and Tranche A Term Loans, the Applicable Pro Rata Rate and (ii) in the case of Tranche B Term Loans, the Applicable Tranche B Rate. Swingline Loans for which an alternate interest rate is agreed upon between the Borrower and the Swingline Lender shall bear interest at such rate.
          (b) The Loans comprising each LIBOR Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus (i) in the case of Revolving Loans and Tranche A Term Loans, the Applicable Pro Rata Rate and (ii) in the case of Tranche B Term Loans, the Applicable Tranche B Rate.
          (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Borrowing:
          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
          (b) the Administrative Agent is advised by the Required Lenders under the applicable Class that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a LIBOR Borrowing, such Borrowing shall be made as an ABR Borrowing.
          SECTION 2.15. Increased Costs. (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or
     (ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such actual and direct costs (but not including anticipated profits) reasonably incurred or reduction suffered;

provided, that costs to which this Section 2.15 applies shall not include costs relating to Taxes which shall be exclusively governed by Section 2.17.
          (b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, and such Lender has experienced such effect with respect to other customers under similar circumstances, then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.
          (d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
          SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any LIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or the relevant Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Administrative Agent, each Lender and any Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, except for any interest, penalties, or expenses caused by the failure of the Administrative Agent, such Lender, or such Issuing Bank, as the case may be, to pay any such taxes when due. A reasonably detailed certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or any Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or such Issuing Bank, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent, to the extent reasonably available and required by law, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender shall (i) furnish on or before it becomes a party to the Agreement two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8BEN or U.S. Internal Revenue Service Forms W-8ECI (or successor forms), certifying to such Foreign Lender’s legal entitlement to an exemption from or reduction of U.S. federal withholding tax with respect to all interest payments hereunder, and (ii) provide new Forms W-8BEN or Form W-8ECI (or successor forms) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction, in U.S. federal withholding tax with respect to any interest payment hereunder; provided that any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is relying on the so-called “portfolio-interest exemption” shall also furnish a certificate that establishes in writing to the Borrower and the Administrative Agent that such Foreign Lender is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent shareholder within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a controlled foreign corporation related to the Borrower within the meaning of Section 864(d)(4) of the Code, together with Forms W-8BEN. Any Lender that is a United States person, as defined in Section 7701(a)(30) of the Code, and has not otherwise established that it is an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) for which witholding is not required shall deliver, on or before the date it becomes a party to the Agreement (and upon the expiration or obsolescence of any previously delivered form), to the Borrower (with a copy to the Administrative Agent) two accurate and complete original signed copies of Internal Revenue Service Form W-9 or any successor form that such person is entitled to provide at such time in order to comply with and establish an exemption from United States back-up withholding requirements.
          (f) If the Borrower pays any additional amount or makes any indemnity payment pursuant to this Section 2.17 with respect to the Administrative Agent, any Lender, or any Issuing Bank, then the Administrative Agent, such Lender, or such Issuing Bank, as the case may be, shall use reasonable efforts to obtain any tax refund or credit that may arise as a result of such payment by the Borrower; provided that such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position or (ii) it believes in good faith, in its sole discretion, that claiming a refund or credit would cause adverse tax consequences to it. If the Administrative Agent, applicable Lender or Issuing Bank obtains such a tax credit or refund, it shall promptly pay over such refund or credit to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the Administrative Agent, such Lender, or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided, that the Borrower, upon the request of the Administrative Agent, such Lender, or such Issuing Bank, as the case may be, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender, or such Issuing

Bank, as the case may be, in the event it is required to repay such refund or credit to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, any Lender, or any Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
          SECTION 2.18. Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., Chicago time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, Floor 19, Chicago, Illinois 60603), except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
          (b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and any Issuing Bank from the Borrower (other than in connection with Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Swap Obligations), third, to pay interest then due and payable on the Loans and the Letters of Credit ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements ratably (with amounts applied to the Term Loans applied to installments of the Term Loans in inverse order of maturity), to pay an amount to the Administrative Agent equal to the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations and to payment of any amounts owing with respect to Swap Obligations, (all such amounts under this “fourth” item being applied ratably in accordance with all such amounts due), fifth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrower, and sixth, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any LIBOR Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such

LIBOR Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.
          (c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or each Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(c) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
          SECTION 2.19. Mitigation Obligations. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount or make any indemnity payment to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender (and the Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment).
          SECTION 2.20. Departing Lenders; Replacement of Lenders.
          (a) In addition to any rights and remedies that may be available to the Borrower under this Agreement or applicable law, if any Lender (i) shall become affected by any of the changes or events described in Sections 2.15 or 2.17 and the Borrower is required to pay additional amounts or make indemnity payments with respect to the Lender thereunder, (ii) defaults in its obligation to fund Loans hereunder or (iii) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.02 or any other provision of any Loan Document requires the consent of all affected Lenders and with respect to which the Required Lenders shall have granted their consent (any such Lender being hereinafter referred to as a “Departing Lender”), then in such case, the Borrower may, upon at least five (5) Business Days’ notice to the Administrative Agent and such Departing Lender (or such shorter notice period specified by the Administrative Agent), designate a replacement lender (a “Replacement Lender”) to which such Departing Lender shall, subject to its receipt (unless a later date for the remittance thereof shall be agreed upon by the Borrower and the Departing Lender) of all amounts owed to such Departing Lender under Sections 2.15 or 2.17, assign all (but not less than all) of its interests, rights, obligations, Loans and Commitments hereunder; provided, that the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts). Upon any assignment by any Lender pursuant to this Section 2.20 becoming effective, the Replacement Lender shall thereupon be deemed to be a “Lender” for all purposes of this Agreement (unless such Replacement Lender was, itself, a Lender prior thereto) and such Departing Lender shall thereupon cease to be a “Lender” for all purposes of this Agreement and shall have no further rights or obligations hereunder (other than pursuant to Section 2.15 or 2.17 and Section 9.03) while such Departing Lender was a Lender.
          (b) Notwithstanding any Departing Lender’s failure or refusal to assign its rights, obligations, Loans and Commitments under this Section 2.20, the Departing Lender shall cease to be a “Lender” for all purposes of this Agreement and the Replacement Lender shall be substituted therefor upon payment to the Departing Lender by the Replacement Lender of all amounts set forth in this Section 2.20 without any further action of the Departing Lender.
ARTICLE III
Representations and Warranties
          The Borrower represents and warrants to the Lenders that:
          SECTION 3.01. Organization; Powers. Each of the Borrower and its Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. Schedule 3.01 sets forth (a) a correct and complete list of the name and relationship to the Borrower of each and all of the Borrower’s Subsidiaries, (b) a true and complete listing of each class of each of the Subsidiaries’ authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.01, and (c) the type of entity of the Borrower and each of its Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.
          SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or limited liability company powers and have been duly authorized by all necessary corporate, limited liability company and, if required, stockholder action. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) except as could not reasonably be expected to have a Material Adverse Effect, do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents and the filing on or about the Effective Date of one or more current reports on Form 8-K with respect to the Transactions, (b) except as could not reasonably be expected to have a Material Adverse Effect, will not violate any Requirement of Law applicable to the Borrower or any of its Restricted Subsidiaries, (c) except as could not reasonably be expected to have a Material Adverse Effect, will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Restricted Subsidiaries or its assets (except those as to which waivers or consents have been obtained), and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Restricted Subsidiaries, except Liens created pursuant to the Loan Documents.

          SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2006, reported on by Deloitte & Touche LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such date in accordance with GAAP.
          (b) Since December 31, 2006 (or after delivery of annual audited financial statements in accordance with Section 5.01(a), since the date of the most recently delivered annual audited financial statements) there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.
          SECTION 3.05. Properties. (a) Each of the Borrower and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property, (except for minor defects in title that do not interfere with its ability to conduct its business or to utilize such properties for their intended purposes) free of all Liens other than those permitted by Section 6.02.
          (b) The Borrower and each of its Restricted Subsidiaries owns, has the legal right to use or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material and necessary to its business as currently conducted, and, to the knowledge of the Borrower or any of its Restricted Subsidiaries, the use thereof by the Borrower and its Restricted Subsidiaries does not infringe upon the rights of any other Person except for such infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Restricted Subsidiaries (i) as to which there is a reasonable probability of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.
          (b) Except for the Disclosed Matters and any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) none of the Borrower or any of its Restricted Subsidiaries has received any written or actual notice of any claim with respect to any Environmental Liability or has knowledge or reason to believe that any such notice will be received or is threatened and (ii) none of the Borrower or any of its Restricted Subsidiaries (1) has, at any time during the last five (5) years, failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.
          SECTION 3.07. Compliance with Laws. Each of the Borrower and its Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property,

except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.08. Investment Company Status. Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
          SECTION 3.09. Taxes. Each of the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not be expected to result in a Material Adverse Effect.
          SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.11. Disclosure. There is no fact now known to the Borrower or any of its Subsidiaries which has, or could reasonably be expected to have, a Material Adverse Effect which fact has not been set forth herein or in the periodic and other reports filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, in the financial statements of the Borrower and its Subsidiaries furnished to the Administrative Agent and/or the Lenders, or in any certificate, opinion or other written statement made or furnished by the Borrower to the Administrative Agent and/or the Lenders. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) or delivered hereunder contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered. Notwithstanding anything contained in this Section 3.11, the parties hereto acknowledge and agree that uncertainty is inherent in any forecasts and projections and that such forecasts and projections do not constitute guarantees of future performance.
          SECTION 3.12. Solvency. (a) Immediately after the consummation of the Transactions to occur on the Effective Date, the Loan Parties, taken as a whole, are and will be Solvent.
          (b) The Loan Parties on a consolidated basis, will not (i) have unreasonably small capital in relation to the business in which they are engaged or (ii) have incurred, or believe that they will have incurred after giving effect to the transactions contemplated by this Agreement, Indebtedness beyond their ability to pay such Indebtedness as it becomes due.

          SECTION 3.13. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Holders of Secured Obligations, and, upon the filing of appropriate financing statements, the recordation of the applicable Mortgages and, with respect to any intellectual property, filings in the United States Patent and Trademark Office and the United States Copyright Office, or taking such other action as may be required for perfection under applicable law, such Liens will constitute, to the extent required by the Loan Documents, perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except (a) other than with respect to Liens expressly permitted by Section 6.02, to the extent any such Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law and (b) in the case of Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral. No representation or warranty is made under the laws of any non-U.S. jurisdiction with respect to the perfection or priority of any security interest in the Equity Interests issued by any Foreign Subsidiary.
          SECTION 3.14. Labor Disputes. As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any Restricted Subsidiary pending or, to the knowledge of the Borrower, threatened. There are no labor controversies pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Restricted Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve this Agreement or the Transactions.
          SECTION 3.15. No Default. No Default has occurred and is continuing.
          SECTION 3.16. Federal Reserve Regulations. No part of the proceeds of any Loan have been used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U, and X.
ARTICLE IV
Conditions
          SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of any Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
     (a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other legal opinions, certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this

Agreement, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit B.
     (b) Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of the Borrower for the 2005 and 2006 fiscal years and (ii) projections through 2011, together with such additional financial information as the Administrative Agent may reasonably request (including, without limitation, a detailed description of the assumptions used in preparing such projections).
     (c) No Default Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer or other executive officer of the Borrower, on the initial Borrowing date (i) stating that no Default or Event of Default has occurred and is continuing and (ii) stating that the representations and warranties contained in Article III are true and correct as of such date.
     (d) Fees. The Lenders, the Administrative Agent, the Syndication Agent and the relevant Co-Documentation Agents (and their relevant Affiliates) shall have received, substantially concurrently with the effectiveness hereof, all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel to the Administrative Agent), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Effective Date.
     (e) Existing Credit Agreement. The Borrower shall have paid, substantially concurrently with the effectiveness hereof, in full in cash all accrued but unpaid interest and fees due pursuant to the Existing Credit Agreement.
     (f) Funding Account. The Administrative Agent shall have received a written money transfer notice setting forth the Funding Account.
     (g) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Equity Interests pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
     (h) Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.09.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding; provided, that the Effective Date shall be deemed to have occurred upon the initial funding of Loans by the Lenders. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of any Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 2:00 p.m., Chicago time, on April 2, 2007 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
          SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
     (a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.
     (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V
Affirmative Covenants
          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
          SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
     (a) by no later than the earlier of the date on which such financial statements are required to be filed by the Borrower with the Securities and Exchange Commission (without giving effect to any extensions thereof) and the date which occurs 90 days after the end of each fiscal year of the Borrower, (i) its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, accompanied by any management letter prepared by said accountants and (ii) (A) consolidated statements of income and cash flows of the Borrower and its Restricted Subsidiaries and (B) the related consolidated balance sheet of the Borrower and its Restricted Subsidiaries combined in significant groups, in each case as at the end of such fiscal year, setting forth in comparative form the corresponding consolidated figures for the preceding fiscal year, accompanied by a certificate of a Financial Officer of the Borrower, which certificate shall state that such consolidated financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its Restricted Subsidiaries as combined or of the Borrower and its Restricted Subsidiaries, as the case may be, and such consolidated financial statements fairly present the respective financial condition and results of operations of the Borrower and its Restricted Subsidiaries, in accordance with GAAP, as at the end of and for such period (subject to normal year-end audit adjustments);
     (b) by no later than the earlier of the date on which such financial statements are required to be filed by the Borrower with the Securities and Exchange Commission (without giving effect to any extensions thereof) and the date which occurs 45 days after the end of each of the first three fiscal quarters of the Borrower, the consolidated and consolidating (for the Borrower and its directly owned Subsidiaries combined in significant groups) balance sheet and related statements of operations, stockholders’ equity and cash flows for the Borrower and its Subsidiaries and for the Borrower and its Restricted Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries or the Borrower and its Restricted Subsidiaries in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
     (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit D (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.11 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
     (d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default under Section 6.11 (which certificate may be limited to the extent required by accounting rules or guidelines);
     (e) promptly after the same become publicly available, to the extent not available by electronic or other readily accessible means, copies of all periodic and other reports, proxy statements and other non-confidential materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental

Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;
     (f) within ninety (90) days after the end of each fiscal year of the Borrower, a certificate containing information regarding the amount of all Asset Sales that were made during such prior fiscal year and amounts received in connection with any Recovery Event during such prior fiscal year; and
     (g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender may reasonably request.
          SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
     (a) the occurrence of any Default (such notice to be provided within 5 Business Days after such occurrence);
     (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Affiliate thereof that has a reasonable probability of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
     (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and
     (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
          SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits necessary in the conduct of its business, except, with respect to clause (ii), where failure to so maintain could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

          SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default (subject, where applicable, to specified grace periods), except where the validity or amount thereof is being contested in good faith by appropriate proceedings and (a) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto to the extent required by GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.05. Maintenance of Properties. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and obsolescence excepted.
          SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, (i) keep proper books of record and account in which complete entries in accordance with GAAP are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Administrative Agent or (upon the occurrence and during the continuation of any Event of Default) any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers, all at such reasonable times and as often as reasonably requested. The Borrower acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the assets for internal use by the Administrative Agent and the Lenders.
          SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used for refinancing certain Indebtedness in existence on the Effective Date and to finance a special dividend to the Borrower’s shareholders on or about the Effective Date, working capital needs and for other general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business and Permitted Acquisitions. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
          SECTION 5.09. Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain with financially sound and reputable carriers (a) insurance in such amounts (with no greater risk retention) as currently maintained by such Persons and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations (provided that the

Borrower and its Restricted Subsidiaries may maintain self insurance plans to the extent companies of similar size and in similar businesses do so) and (b) all insurance required pursuant to the Collateral Documents. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. The Borrower shall deliver to the Administrative Agent endorsements (x) to all “All Risk” physical damage insurance policies on all of the Loan Parties’ tangible personal property and assets and business interruption insurance policies naming the Administrative Agent loss payee, and (y) to all general liability and other liability policies naming the Administrative Agent an additional insured. The Borrower will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.
          SECTION 5.10. Subsidiary Guarantors; Pledges; Collateral; Further Assurances. (a) As promptly as possible but in any event by the earlier of (i) within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) after any Person becomes a Material Restricted Subsidiary or any Subsidiary qualifies independently as, or is designated by the Borrower as, a Subsidiary Guarantor and (ii) the date on which any Person that is not a Subsidiary Guarantor guarantees the obligations of the Borrower or any Restricted Subsidiary under the Senior Notes or any other secured or unsecured notes issued by the Borrower or any Restricted Subsidiary (the date of such creation, designation, qualification or guarantee being the “Trigger Date”), the Borrower shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and shall, (x) in the case of a Person described in the preceding clause (i), within sixty (60) days (or such later date as may be agreed to by the Administrative Agent) after the Trigger Date or (y) in the case of a Person described in the preceding clause (ii), on the Trigger Date (or such later date as may be agreed to by the Administrative Agent), cause each such Subsidiary (if such Subsidiary is a wholly-owned Domestic Subsidiary of a Loan Party) to deliver to the Administrative Agent appropriate joinders to the Subsidiary Guaranty and the Security Agreement pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, such Subsidiary Guaranty and Security Agreement to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
          (b) The Borrower will cause, and will cause each other Loan Party to cause, all existing and newly-acquired owned and leased property (whether real (subject to clause (ii) below), personal, tangible, intangible, or mixed property but excluding Excluded Collateral) to be subject at all times (subject to the time periods in clause (a) above and in the last sentence of this Section 5.10(b)) to first priority, perfected Liens in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Permitted Encumbrances and Liens permitted by Section 6.02. Without limiting the generality of the foregoing, the Borrower (i) will cause the Applicable Pledge Percentage of the issued and outstanding Equity Interests of each Pledge Subsidiary directly owned by the Borrower or any other Loan Party to be subject at all times (subject to the time periods in clause (a) above) to a first priority, perfected Lien in favor of the Administrative Agent to secure the Secured

Obligations in accordance with the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request and (ii) will, and will cause each Subsidiary Guarantor to, deliver Mortgages and Mortgage Instruments with respect to real property to the extent, and within such time period as is, reasonably required by the Administrative Agent (in consultation with the Borrower). Notwithstanding the foregoing, (1) no such Mortgages and Mortgage Instruments are required to be delivered hereunder until July 2, 2007 or such later date as the Administrative Agent may agree in the exercise of its reasonable discretion with respect thereto and (2) no such pledge agreement in respect of the Equity Interests of a Foreign Subsidiary shall be required hereunder (A) until July 2, 2007 or such later date as the Administrative Agent may agree in the exercise of its reasonable discretion with respect thereto, and (B) to the extent the Administrative Agent or its counsel determines that such pledge would not provide material credit support for the benefit of the Holders of Secured Obligations pursuant to legally valid, binding and enforceable pledge agreements.
          (c) Without limiting the foregoing, the Borrower will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Borrower.
          (d) If any additional assets (excluding Excluded Collateral) are acquired by a Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Administrative Agent under the Security Agreement upon acquisition thereof), the Borrower will notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the Borrower will, within sixty (60) days (or such later date as may be agreed to by the Administrative Agent), cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Borrower.
          (e) Notwithstanding the provisions of this Section 5.10 to the contrary, (i) the Borrower and its Subsidiaries shall not be required to pledge a security interest in any Excluded Collateral and (ii) subject to the definition of Material Restricted Subsidiary and so long as no Default or Event of Default has occurred and is then continuing or would result therefrom and the Borrower has demonstrated pro forma compliance (after giving effect to such redesignation) with the financial covenants set forth in Section 6.11 to the reasonable satisfaction of the Administrative Agent, the Borrower may (with the reasonable consent of the Agents) from time to time designate or change any of its Subsidiaries’ status as a Restricted Subsidiary or an Unrestricted Subsidiary.

          SECTION 5.11. Maintenance of Ratings. The Borrower shall at all times maintain (i) a “corporate family rating” and senior secured long-term debt ratings in respect of the credit facilities evidenced hereby, in each case from Moody’s and (ii) an “issuer credit rating” and senior secured long-term debt ratings in respect of the credit facilities evidenced hereby, in each case from S&P. For the avoidance of doubt, the Borrower shall not have any obligation to maintain any particular minimum rating or level of ratings.
ARTICLE VI
Negative Covenants
          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
          SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur or suffer to exist any Indebtedness, except:
     (a) the Secured Obligations;
     (b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness (other than Indebtedness under the Senior Notes) that do not increase the outstanding principal amount thereof;
     (c) Indebtedness of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary;
     (d) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $50,000,000 at any time outstanding;
     (e) obligations in connection with any Permitted Receivables Financing, to the extent such obligations constitute Indebtedness;
     (f) additional unsecured Indebtedness of the Borrower and its Restricted Subsidiaries; provided that (i) if such Indebtedness is incurred by one or more Restricted Subsidiaries (as a primary obligor and not as a guarantor of the Borrower’s obligations), the aggregate principal amount of such Indebtedness, when aggregated with the aggregate principal amount of secured Indebtedness of Restricted Subsidiaries permitted under Section 6.01(j) below, shall not exceed $50,000,000 at any one time outstanding, (ii) both before and after giving effect to the incurrence of such Indebtedness, the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the financial covenants set forth in Section 6.11 and (iii) the aggregate principal amount of such Indebtedness which is incurred by the Borrower during the term of this Agreement and which matures before the Tranche B Maturity Date shall not exceed $500,000,000 unless the portion of the proceeds of such Indebtedness in excess of $500,000,000 are used to prepay the Tranche A Term Loans and the Tranche B Term Loans on a ratable basis or on a basis reflecting a greater percentage of the Tranche B Term Loans;
     (g) Indebtedness of a Restricted Subsidiary (i) consisting of tax-advantaged industrial revenue bond, industrial development bond or other similar financings assumed (or taken subject to) in connection with (but not incurred in connection with or in anticipation of) a Permitted Acquisition and (ii) existing at the time such Person becomes a Restricted Subsidiary pursuant to a Permitted Acquisition provided that such Indebtedness was not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary;
     (h) Indebtedness in respect of Swap Agreements to the extent permitted hereunder;
     (i) Subordinated Indebtedness; and
     (j) other secured Indebtedness of the Borrower and its Restricted Subsidiaries in a principal amount up to but not exceeding $50,000,000 in the aggregate at any one time outstanding; provided that, the aggregate principal amount of secured Indebtedness of one or more Restricted Subsidiaries (as a primary obligor and not as a guarantor of the Borrower’s obligations) permitted under this Section 6.01(j), when aggregated with the aggregate principal amount of unsecured Indebtedness of Restricted Subsidiaries permitted under Section 6.01(f) above, shall not exceed $50,000,000 at any one time outstanding.
          SECTION 6.02. Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:
     (a) Liens created pursuant to any Loan Document;
     (b) Permitted Encumbrances;
     (c) any Lien on any property or asset of, or leased by, the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
     (d) Liens in connection with Swap Agreements, but only (i) to the extent such Liens secure Swap Obligations, (ii) to the extent such Liens are on the same collateral as to which the Administrative Agent on behalf of the Lenders also has a Lien, (iii) if the provider of any such Swap Agreement is a Lender or was a Lender (or an Affiliate of any such Lender) at the time such Swap Agreement is entered into and (iv) the Lenders shall share pari passu in the collateral subject to such Liens;
     (e) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (d) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;
     (f) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of such Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be;
     (g) Liens upon real property heretofore leased or leased after the Effective Date (under operating or Capital Leases) in the ordinary course of business by the Borrower or any of its Subsidiaries in favor of the lessor created at the inception of the lease transaction, securing obligations of the Borrower or any of its Subsidiaries under or in respect of such lease and extending to or covering only the property subject to such lease and improvements thereon;
     (h) Liens of sellers or creditors of sellers of farm products encumbering such farm products when sold to any of the Borrower or its Subsidiaries pursuant to the Food Security Act of 1985 or pursuant to similar state laws to the extent such Liens may be deemed to extend to the assets of such Person;
     (i) protective Uniform Commercial Code filings with respect to personal property leased by, or consigned to, any of the Borrower or its Subsidiaries;
     (j) Liens upon Equity Interests or assets of Unrestricted Subsidiaries;
     (k) Liens in favor of a Receivables Financing SPC or Receivables Financier created or deemed to exist in connection with a Permitted Receivables Financing (including any related filings of any financing statements), but only to the extent that any such Lien relates to the applicable Transferred Assets actually sold, contributed, financed or otherwise conveyed or pledged pursuant to such transaction;
     (l) any extension, renewal or replacement of the foregoing; provided, however, that the Liens permitted under this clause (l) shall not be spread to cover any additional Indebtedness or assets and the principal amount of such Indebtedness shall not be increased; and
     (m) Liens securing Indebtedness to the extent such Indebtedness is permitted pursuant to Section 6.01(d), (g) (only to the extent covering the property subject to the Indebtedness covered in such clause (g)) or (j).
          SECTION 6.03. Fundamental Changes. (a) The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary of the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Loan Party (other than the Borrower) may merge into any Loan Party in a transaction in which the surviving entity is a Loan Party, (iii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04 and (iv) the Borrower and its Subsidiaries may consummate Permitted Acquisitions. Notwithstanding the foregoing provisions of this Section 6.03, if after giving effect to any of the succeeding transactions, no Default or Event of Default will exist hereunder, any Subsidiary of the Borrower may be merged or consolidated with or into any other Subsidiary; provided that when any Restricted Subsidiary is merging or consolidating with or into an Unrestricted Subsidiary and the Restricted Subsidiary is not the continuing or surviving Person, the Borrower shall have complied with the requirements of Section 5.10(e).
          (a) The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, (i) engage to any substantial extent in any business other than operations involved in the manufacture, processing and distribution of food or packaging products or businesses of the type conducted by the Borrower and its Subsidiaries on the Effective Date and businesses reasonably related thereto or (ii) change its fiscal year from the basis in effect on the Effective Date.
          SECTION 6.04. Investments, Loans, Advances and Acquisitions. The Borrower will not, and will not permit any Restricted Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:
     (a) cash, Permitted Investments and Permitted Acquisitions;
     (b) investments in existence on the date of this Agreement and described in Schedule 6.04 and other investments outstanding as of the Effective Date not exceeding in acquisition cost $20,000,000 in the aggregate;

     (c) operating deposit accounts with depository institutions;
     (d) investments received in connection with a disposition permitted under Section 6.05 and indemnities executed in connection with the sale of Investment Tax Credits;
     (e) purchases of inventory and other assets to be sold or used in the ordinary course of business;
     (f) investments by any Subsidiary of the Borrower in the Borrower and investments by any Loan Party or any Restricted Subsidiary in any Loan Party or any Restricted Subsidiary (including, but not limited to, loans from a Restricted Subsidiary to another Restricted Subsidiary);
     (g) investments by the Borrower and its Subsidiaries in the Equity Interests of their Subsidiaries to the extent outstanding as of the Effective Date;
     (h) loans and advances to employees in the ordinary course of business not exceeding $10,000,000 in the aggregate;
     (i) investments in the form of Swap Agreements permitted by Section 6.01;
     (j) deposits to secure bids, tenders, utilities, vendors, leases, licenses, statutory obligations, surety and appeal bonds and other deposits of like nature arising in the ordinary course of business;
     (k) Investments by any Loan Party in a Receivables Financing SPC made in connection with a Permitted Receivables Financing;
     (l) Investments by the Borrower and its Subsidiaries in a Captive Insurance Company in a cumulative amount from the Effective Date not to exceed $75,000,000;
     (m) additional Investments up to but not exceeding $80,000,000 in the aggregate during each fiscal year, including investments in Unrestricted Subsidiaries; provided, however, that notwithstanding the foregoing, the Borrower shall be permitted to make additional investments in Unrestricted Subsidiaries during any fiscal year in an amount equal to the aggregate amount of dividends and other distributions received by the Borrower or its Restricted Subsidiaries from Unrestricted Subsidiaries and payments of Indebtedness by an Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary during such fiscal year; and
     (n) Investments by the Borrower or any of its Restricted Subsidiaries, each of which (i) existed before the time of acquisition of the Person or assets of the Person who made such investment and (ii) was not made in anticipation of such acquisition.
          SECTION 6.05. Asset Sales. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, except:

     (a) any Excluded Disposition or Specified Sale;
     (b) obsolete or worn-out property, tools or equipment no longer used or useful in its business (other than any Excluded Disposition) or real property no longer used or useful in its business;
     (c) sales, leases, transfers and dispositions of assets from a Loan Party to another Loan Party;
     (d) any sale of Transferred Assets by such Person to a Receivables Financing SPC and subsequently to a Receivables Financier in connection with a Permitted Receivables Financing;
     (e) sale and leaseback transactions permitted by Section 6.06;
     (f) sales, transfers and other dispositions of other assets so long as the aggregate amount thereof sold or otherwise disposed of in any single fiscal year by the Borrower and its Restricted Subsidiaries shall not have a book value in excess of ten percent (10%) of the book value of the total assets of the Borrower and its Restricted Subsidiaries owned on the later of the Effective Date or the first day of such fiscal year;
Notwithstanding the foregoing provisions of this Section 6.05, if after giving effect to any of the succeeding transactions, no Default or Event of Default will exist hereunder, (1) so long as the Borrower has, if requested by the Administrative Agent, demonstrated pro forma compliance (after giving effect to such sale, lease, transfer or other disposition) with the financial covenants set forth in Section 6.11 to the reasonable satisfaction of the Administrative Agent, the Borrower or any Restricted Subsidiary may (with the reasonable consent of the Agents) sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Unrestricted Subsidiary and (2) any Unrestricted Subsidiary may be sold, liquidated, wound up or dissolved, or may sell, lease, transfer or otherwise dispose of any or all of its assets.
          SECTION 6.06. Sale and Leaseback Transactions. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for such transactions requiring payments not in excess of $50,000,000 in the aggregate on an annual basis.
          SECTION 6.07. Restricted Payments. The Borrower will not, nor will it permit any Restricted Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) the payment of the special dividend to the shareholders of the Borrower with the proceeds of certain of the initial Loans being made hereunder on the Effective Date, (b) to make dividends payable solely in the same class of Equity Interests of such Person, (c) to make dividends or other distributions payable to any Loan Party (directly or indirectly through Subsidiaries), (d) to make dividends to or repurchases from the Borrower or the holders of ownership interests of such Restricted Subsidiary the proceeds of which shall be used to pay taxes that are then due and payable, (e)

in the case of a Receivables Financing SPC, to make Restricted Payments to its owners to the extent of net income or other assets available therefor under applicable law, and (f) to make other Restricted Payments; provided, however that (i) after giving effect to such Restricted Payments on a Pro Forma Basis, no Default or Event of Default shall have occurred and/or be continuing or be directly or indirectly caused as a result thereof and (ii) if, at the time such Restricted Payment is made, the Leverage Ratio (calculated on a Pro Forma Basis after giving effect to such Restricted Payments) would (A) exceed 5.50 to 1.00, no such Restricted Payments shall be permitted and (B) be less than or equal to 5.50 to 1.00 and greater than or equal to 5.00 to 1.00, the aggregate amount of such Restricted Payments shall not exceed an amount equal to the aggregate amount of net cash proceeds received by the Borrower during the term of this Agreement (and not applied pursuant to this clause (B)) from the issuance of common stock of the Borrower to its employees in connection with the exercise of stock options by such employees.
          SECTION 6.08. Transactions with Affiliates. Except as expressly permitted by this Agreement or described in footnote 21 to the Borrower’s consolidated financial statements for the fiscal year ended December 31, 2006 as appearing in its annual report on Form 10-K, the Borrower will not, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly: (a) make any investment in an Affiliate other than investments permitted hereunder; (b) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate other than investments permitted hereunder; (c) merge into or consolidate with or purchase or acquire assets from an Affiliate other than Permitted Acquisitions or other transactions permitted under Section 6.03 or 6.04; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided that (i) any Affiliate who is an individual may serve as a director, officer or employee of the Borrower or any of its Restricted Subsidiaries and receive reasonable compensation for his or her services in such capacity and (ii) the Borrower and its Restricted Subsidiaries may enter into transactions (other than extensions of credit by the Borrower or any of its Restricted Subsidiaries to an Affiliate that are not investments permitted hereunder) if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower and its Restricted Subsidiaries as the monetary or business consideration that would be obtained in a comparable transaction with a Person not an Affiliate.
          SECTION 6.09. Restrictive Agreements.
          (a) The Borrower will not, nor will it permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (i) pay dividends or make any other distributions to any Loan Party on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) sell, lease or transfer any of its properties or assets to any Loan Party, or (v) act as a Subsidiary Guarantor and pledge its assets pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(v) above) for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) applicable law, (C) any document or instrument governing Indebtedness incurred pursuant to Section 6.01(d); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (D)

customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder, (E) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the assets securing such Indebtedness, (F) customary provisions in leases and other contracts restricting the assignment thereof, (G) restrictions contained in documents executed in connection with any Permitted Receivables Financing, (H) any Lien permitted hereunder or any document or instrument governing any such Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Lien, (I) restrictions or conditions existing as a result of the issuance of preferred stock by a Subsidiary pursuant to warrants outstanding as of the Effective Date for the acquisition thereof, (J) any document or instrument governing the Senior Notes as in effect on the Effective Date, and (K) any indenture agreement, instrument or other arrangement relating to the assets or business of any Subsidiary and existing prior to the consummation of the Permitted Acquisition in which such Subsidiary was acquired.
          (b) The Borrower will not, nor will it permit any Restricted Subsidiary to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation except (i) pursuant to this Agreement and the other Loan Documents, (ii) pursuant to applicable law, (iii) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 6.01(d); provided that in the case of Section 6.01(d) any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (iv) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder, (v) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the assets securing such Indebtedness, (vi) restrictions or conditions as the result of the issuance of preferred stock by a Subsidiary pursuant to warrants outstanding as of the Effective Date for the acquisition thereof, (vii) customary provisions in leases and other contracts restricting the assignment thereof, (viii) pursuant to the documents executed in connection with any Permitted Receivables Financing (but only to the extent that the related prohibitions against other encumbrances pertain to the applicable Transferred Assets actually sold, contributed, financed or otherwise conveyed or pledged pursuant to such Permitted Receivables Financing), (ix) restrictions in any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (x) restrictions or conditions contained in any document or instrument governing the Senior Notes as in effect on the Effective Date or restrictions or conditions (which are no more restrictive than those contained in the Indenture described in clause (ii) of the definition of Senior Notes) contained in any document or instrument governing unsecured notes issued by the Borrower and guaranteed by the Subsidiary Guarantors in compliance with this Agreement, and (xi) any indenture agreement, instrument or other arrangement relating to the assets or business of any Subsidiary and existing prior to the consummation of the Permitted Acquisition in which such Subsidiary was acquired.

          SECTION 6.10. Subordinated Indebtedness and Amendments to Subordinated Indebtedness Documents. The Borrower will not, nor will it permit any Restricted Subsidiary to, after the issuance thereof, amend or modify (or permit the amendment or modification of) any of the terms of any Subordinated Indebtedness in a manner materially adverse to the interests of the Lenders (including specifically shortening the final maturity or average life to maturity or requiring any payment to be made sooner than originally scheduled or increase the interest rate or fees applicable thereto or change any subordination provision thereof). The Borrower will not, nor will it permit any Restricted Subsidiary to make any optional or voluntary prepayment of Subordinated Indebtedness.
          SECTION 6.11. Financial Covenants.
          (a) Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio, determined for any period of four consecutive fiscal quarters ending on or about any date during any period set forth below, to be less than the ratio set forth below opposite such period:

Period	Interest Coverage Ratio
Effective Date – 9/30/2008	2.25 to 1.00
12/31/2008 – 9/30/2009	2.50 to 1.00
12/31/2009 – 9/30/2010	2.75 to 1.00
12/31/2010 and thereafter	3.00 to 1.00
          (b) Leverage Ratio. The Borrower will not permit the Leverage Ratio, determined for any period of four consecutive fiscal quarters ending on or about any date during any period set forth below, to be greater than the ratio set forth below opposite such period:

Period	Leverage Ratio
Effective Date – 9/30/2007	6.50 to 1.00
12/31/2007 – 9/30/2008	6.25 to 1.00
12/31/2008 – 9/30/2009	5.75 to 1.00
12/31/2009 – 9/30/2010	5.00 to 1.00
12/31/2010 and thereafter	4.50 to 1.00
ARTICLE VII
Events of Default
          If any of the following events (“Events of Default”) shall occur:
     (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;
     (c) any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been false or incorrect in any material respect when made or deemed made;
     (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to the Borrower’s existence), 5.08 or in Article VI; provided that any Event of Default under Section 6.11 shall not constitute an Event of Default with respect to the Tranche B Term Loans (and any similar incremental term loans under Section 2.04) until the earlier of (x) the date that is 30 days after the date of the delivery of the certificate required pursuant to the terms of Section 5.01(c) which certificate confirms and demonstrates the occurrence of such Event of Default under Section 6.11, (y) a Default under Section 5.01(a), 5.01(b) or 5.01(c) has occurred and is continuing and (z) the date on which the Administrative Agent or the Required Pro Rata Lenders exercise any remedies with respect to the Pro Rata Facilities in accordance with this Article; and provided, further, that any Event of Default under Section 6.11 may be waived, amended or otherwise modified from time to time by the Required Pro Rata Lenders pursuant to and in accordance with Section 9.02;
     (e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender);
     (f) the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Material Indebtedness was created;
     (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (i) the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or such Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
     (j) the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
     (k) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (to the extent not covered by insurance or other creditworthy indemnitor) shall be rendered against the Borrower or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;
     (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
     (m) a Change in Control shall occur; or
     (n) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions (it being understood that (i) for any period during which an Event of Default under Section 6.11 exists solely with respect to the Pro Rata Facilities, the Administrative Agent may, and at the request of the Required Pro Rata Lenders shall, take any of the actions described below solely as they relate to the Pro Rata Facilities and (ii) for any period during which an Event of Default under Section 6.11 exists with respect to all of the Commitments and Loans and the actions below have been taken with respect to the Pro Rata Facilities, the Administrative Agent may, and at the request of the Lenders then holding greater than 50% of the total Credit Exposure in respect of the Tranche B Term Loans and any similar incremental term loans under Section 2.04 shall, take any of the actions described below solely as they relate to the Tranche B Term Loans and such similar incremental term loans), at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
ARTICLE VIII
The Administrative Agent
          Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including (in the case of the Administrative Agent) execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
          The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
          The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a)

the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the applicable Agent.

          Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York or an Affiliate of any such bank. Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as the Administrative Agent.
          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
          None of the Lenders, if any, identified in this Agreement as a Syndication Agent or Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Syndication Agent or Co-Documentation Agents, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.
          Except with respect to the exercise of setoff rights of any Lender, in accordance with Section 9.08, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Administrative Agent.
          The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.
          In its capacity, the Administrative Agent is a “representative” of the Holders of Secured Obligations within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Holder of Secured Obligations (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Holders of Secured Obligations upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Holders of Secured Obligations any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Holders of Secured Obligations. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 9.02(c); (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto.
          The Borrower, on its behalf and on behalf of its Subsidiaries, and each Lender, on its behalf and on the behalf of its affiliated Holders of Secured Obligations, hereby irrevocably constitute the Administrative Agent as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) in order to hold hypothecs and security granted by the Borrower or any Subsidiary on property pursuant to the laws of the Province of Quebec to secure obligations of the Borrower or any Subsidiary under any bond, debenture or similar title of indebtedness issued by the Borrower or any Subsidiary in connection with this Agreement, and agree that the Administrative Agent may act as the bondholder and mandatary with respect to any bond, debenture or similar title of indebtedness that may be issued by the Borrower or any Subsidiary and pledged in favor of the Holders of Secured Obligations in connection with this Agreement. Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), JPMorgan Chase Bank, National Association as Administrative Agent may acquire and be the holder of any bond issued by the Borrower or any Subsidiary in connection with this Agreement (i.e., the fondé de pouvoir may acquire and hold the first bond issued under any deed of hypothec by the Borrower or any Subsidiary).
          The Administrative Agent is hereby authorized to execute and deliver any documents necessary or appropriate to create and perfect the rights of pledge for the benefit of the Holders of Secured Obligations including a right of pledge with respect to the entitlements to profits, the balance left after winding up and the voting rights of the Borrower as ultimate parent of any subsidiary of the Borrower which is organized under the laws of the Netherlands and the Equity Interests of which are pledged in connection herewith (a “Dutch Pledge”). Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree with the creation of parallel debt obligations of the Borrower or any relevant Subsidiary as will be described in any Dutch Pledge (the “Parallel Debt”), including that any payment received by the Administrative Agent in respect of the Parallel Debt will — conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application — be deemed a satisfaction of a pro rata portion of the corresponding amounts of the Obligations, and any payment to the Holders of Secured Obligations in satisfaction of the Obligations shall — conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application — be deemed as satisfaction of the corresponding amount of the Parallel Debt. The parties hereto acknowledge and agree that, for purposes of a Dutch Pledge, any resignation by the Administrative Agent is not effective until its rights under the Parallel Debt are assigned to the successor Administrative Agent.
          The Administrative Agent shall administer any Collateral Document which is governed by German law and is a pledge (Pfandrecht) or otherwise transferred to any Holder of Secured Obligations under an accessory security right (akzessorische Sicherheit) in the name and on behalf of the Holder of Secured Obligations. In relation to any Collateral Document governed by the laws of Germany, each party hereby authorizes the Administrative Agent to accept as its representative any pledge or other creation of any accessory security right made to such party in relation to this Agreement and to agree to and execute on its behalf as its representative amendments, supplements and other alterations to any Collateral Document governed by the laws of Germany which creates a pledge or any other accessory security right and to release on behalf of such party any Collateral Document governed by the laws of Germany in accordance with the provisions herein and/or the provisions in the relevant German law governed pledge agreement.
ARTICLE IX
Miscellaneous
          SECTION 9.01. Notices.
          (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
          (i) if to the Borrower, to it at Dean Foods Corporation, 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201, Attention of Tim Smith, Vice President and Treasurer (Telecopy No. (214) 303-3850; Telephone No. (214) 303-3713);

          (ii) if to the Administrative Agent, to JPMorgan Chase Bank, National Association, Loan and Agency Services, 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Mail Code IL1-0010, Attention of Claudia A. Kech (Telecopy No. (312) 385-7096), with a copy to JPMorgan Chase Bank, National Association, 10 South Dearborn, Chicago, Illinois 60603, Mail Code IL1-0364, Attention of Jason Rastovski (Telecopy No. (312) 325-3239);
          (iii) if to an Issuing Bank, to (A) JPMorgan Chase Bank, National Association, Loan and Agency Services, 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Mail Code IL1-0010, Attention of Claudia A. Kech (Telecopy No. (312) 385-7096), (B) to Bank of America, N.A., 1000 W. Temple Street, Los Angeles, California 90012, Mail Code CA9-705-07-05, Attention of Standby Letter of Credit Department (Telecopy No. (213) 240-6989) and (C) to Wachovia Bank, National Association, Domestic Trade Operations, 401 Linden Street, Winston-Salem, NC 27101, Attention of Standby Letter of Credit Center (Telecopy No. (336) 735-0950);
          (iv) if to the Swingline Lender, to it at JPMorgan Chase Bank, National Association, Loan and Agency Services, 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Mail Code IL1-0010, Attention of Claudia A. Kech (Telecopy No. (312) 385-7096); and
          (v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by telecopy shall be deemed to have been given when sent; provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.
          (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

          SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
          (b) Except as set forth in this clause (b) or pursuant to any fee letter entered into by the Borrower in connection with this Agreement, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (except that, so long as the Tranche B Term Loans (and any similar incremental term loans under Section 2.04(b)) are not subject to an Event of Default pursuant to clause (d) of Article VII, any waivers, amendments or modifications to Section 6.11 (and related definitions) shall only require an agreement in writing entered into by the Borrower and the Required Pro Rata Lenders unless the Revolving Commitments have terminated and the Revolving Loans and Tranche A Term Loans have been paid in full along with the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent) equal to the LC Exposure as of such date)) or, (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees or other amounts payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement (other than any reduction of the amount of, or any extension of the payment date for, the mandatory prepayments required under Section 2.11, in each case which shall only require the approval of the Required Lenders), or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders”, “Required Pro Rata Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) release all or substantially all of the Subsidiary Guarantors from their obligation under the Subsidiary Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, or (vii) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04. Notwithstanding the foregoing (including without limitation clause (v) of Section 9.02(b) above), this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, Lenders providing one or more additional credit facilities, the Administrative Agent and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Incremental Credits”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and Term Loans and other extensions of credit hereunder and the accrued interest and fees in respect thereof, (y) to include reasonably appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (z) to make such other technical amendments as are reasonably deemed appropriate by the Administrative Agent and the Borrower in connection with the foregoing.
          (c) The Lenders hereby irrevocably authorize the Administrative Agent to, and the Administrative Agent hereby agrees with the Borrower that it shall (so long as no Event of Default has occurred and is continuing), release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to the Administrative Agent, (ii) constituting property being sold or disposed of if the Borrower certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to the Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral and the Administrative Agent shall not be required to execute any such release on terms which, in the Administrative Agent’s reasonable opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty.
          SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by each of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
          (b) The Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.
          (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, but without affecting the Borrower’s obligations to make such payments, each Lender severally agrees to pay to the Administrative Agent, any Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, any Issuing Bank or the Swingline Lender in its capacity as such.

          (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
          (e) All amounts due under this Section shall be payable promptly after written demand therefor.
          SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
          (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
          (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment and (y) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and
          (C) each Issuing Bank; provided that no consent of any Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.
     (ii) Assignments shall be subject to the following additional conditions:
          (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
          (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
          (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
          (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
          For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
          “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(c) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c)(i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Notwithstanding anything in this paragraph to the contrary, any bank that is a member of the Farm Credit System that (a) has purchased a participation from CoBank, ACB in the minimum amount of $10,000,000 on or after the Effective Date, (b) is, by written notice to the Borrower and the Administrative Agent (“Voting Participant Notification”), designated by CoBank, ACB as being entitled to be accorded the rights of a voting participant hereunder (any bank that is a member of the Farm Credit System so designated being called a “Voting Participant”) and (c) receives prior written consent of the Borrower and the Administrative Agent to become a Voting Participant, shall be entitled to vote (and the voting rights of CoBank, ACB shall be correspondingly reduced), on a dollar for dollar basis, as if such participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (i) state the full name, as well as all contact information required of assignee as set forth in Exhibit A hereto and (ii) state the dollar amount of the participation purchased. The Borrower and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees to comply with Section 2.17 as though it were a Lender.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
          SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Subsidiary Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower, the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York, but giving effect to federal laws applicable to national banks.
          (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
          (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, trustees, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower, its Subsidiaries and their obligations, (g) with the prior consent of the Borrower or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section. For the purposes of this Section, “Information” means all information received from the Borrower with respect to the Borrower or any of its Subsidiaries or any of its or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
     ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES) AND ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
          SECTION 9.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither any Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.
          SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
          SECTION 9.15. Disclosure. The Borrower and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Borrower, its Subsidiaries and their respective Affiliates.
          SECTION 9.16. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Holders of Secured Obligations, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
[Signature Pages Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DEAN FOODS COMPANY, as the Borrower
By	/s/ Timothy A. Smith
	Name:	Timothy A. Smith
	Title:	Vice President and Treasurer

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, individually, as Administrative Agent, an Issuing Bank and Swingline Lender
By	/s/ Jason A. Rastovski
Name Jason A. Rastovski
	Title:	Vice President

BANK OF AMERICA, N.A., individually, as Syndication Agent and an Issuing Bank
By	/s/ David L. Catherall
Name David L. Catherall
	Title:	Senior Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, individually, as Existing Administrative Agent and as a Co-Documentation Agent
By	/s/ Lewis S. Morris IV
Name Lewis S. Morris IV
	Title:	Director

Signature Page to Amended and Restated Credit Agreement
Dean Foods Company
April 2007

EXHIBIT A
ASSIGNMENT AND ASSUMPTION
          This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
          For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):	Dean Foods Company

4.	Administrative Agent:	JPMorgan Chase Bank, National Association, as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:	The Amended and Restated Credit Agreement dated as of April 2, 2007 among Dean Foods Company, as the Borrower, the Lenders

[1]	Select as applicable.
Exhibit A

parties thereto and JPMorgan Chase Bank, National Association, as Administrative Agent

6.	Assigned Interest:

	Aggregate Amount of	Amount of
	Commitment/Loans	Commitment/Loans	Percentage Assigned of
Facility Assigned[2]	for all Lenders	Assigned	Commitment/Loans[3]
	$	$	%

	$	$	%

	$	$	%
Effective Date: ___, 20___[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower,[, the Loan Parties] and [its] [their] related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” “Tranche A Term Loan Commitment,” etc.)

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
Exhibit A

[Consented to and][4] Accepted:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent and an Issuing Bank

By
Title

[Consented to and][5] Accepted:

BANK OF AMERICA, N.A., as an Issuing Bank

By
Title

WACHOVIA BANK, NATIONAL ASSOCIATION, as an Issuing Bank

By
Title

[Consented to:][6]

DEAN FOODS COMPANY

By
Title

[4]	To be added only if the consent of the Administrative Agent and/or Issuing Bank is required by the terms of the Credit Agreement.

[5]	To be added only if the consent of the Issuing Banks is required by the terms of the Credit Agreement.

[6]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.
Exhibit A

ANNEX 1
[__________________]7
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section ___thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

[7]	Describe Credit Agreement at option of Administrative Agent.
Exhibit A

          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.
Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.
Exhibit A

EXHIBIT B
LIST OF CLOSING DOCUMENTS
ATTACHED
Exhibit B

EXHIBIT C
FORM OF COMMITMENT AND ACCEPTANCE
Dated [___]
          Reference is made to the Amended and Restated Credit Agreement dated as of April 2, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Dean Foods Company (the “Borrower”), the financial institutions party thereto (the “Lenders”) and JPMorgan Chase Bank, National Association in its capacity as Administrative Agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meaning.
          Pursuant to Section 2.04 of the Credit Agreement, the Borrower has requested an increase in the Aggregate Commitment (as defined in Section 2.04) from $___to $___. Such increase in the Aggregate Commitment is to become effective on the date (the “Effective Date”) which is the later of (i) ___, ___and (ii) the date on which the conditions precedent set forth in Section 2.04 in respect of such increase have been satisfied. In connection with such requested increase in the Aggregate Commitment, the Borrower, the Administrative Agent and ___(the “Accepting Bank”) hereby agree as follows:
          1. Effective as of the Effective Date, [the Accepting Bank shall become a party to the Credit Agreement as a Lender and shall have all of the rights and obligations of a Lender thereunder and shall thereupon have a Commitment under and for purposes of the Credit Agreement in an amount equal to the] [the Commitment of the Accepting Bank under the Credit Agreement shall be increased from $___to the] amount set forth opposite the Accepting Bank’s name on the signature page hereof.
          [2. The Accepting Bank hereby (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment and Acceptance Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as contractual representative on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender]
          3. The Borrower hereby represents and warrants that as of the date hereof and as of the Effective Date, (a) all representations and warranties shall be true and correct in all material respects as though made on such date and (b) no event shall have occurred and then be continuing which constitutes a Default or an Event of Default.
Exhibit C

          4. THIS COMMITMENT AND ACCEPTANCE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          5. This Commitment and Acceptance Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
Exhibit C

          IN WITNESS WHEREOF, the parties hereto have caused this Commitment and Acceptance Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DEAN FOODS COMPANY,
as the Borrower

By:

Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:

Title:

COMMITMENT	ACCEPTING BANK

$	[BANK]

By:

Title:

Exhibit C

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE

To:	The Lenders parties to the Credit Agreement Described Below
     This Compliance Certificate is furnished pursuant to that certain Amended and Restated Credit Agreement dated as of April 2, 2007 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Dean Foods Company (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, National Association, as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
     THE UNDERSIGNED HEREBY CERTIFIES THAT:
     1. I am the duly elected __________ of the Borrower;
     2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements [for quarterly or monthly financial statements add: and such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes];
     3. The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement;
     4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct; and
     5. Schedule II hereto sets forth the computations necessary to determine the Applicable Pro Rata Rate and the Applicable Tranche B Rate commencing on the Business Day this certificate is delivered.
     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event or (i) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

     The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___day of ___, ___.

DEAN FOODS COMPANY

By:

Name:

Title:

SCHEDULE I
Compliance as of _________, ____ with
Provisions of ____ and ____ of
the Agreement

SCHEDULE II
Borrower’s Calculation of
Applicable Pro Rata Rate and Applicable Tranche B Rate